                                                                     EXHIBIT 99

VIAD CORP SELECTED FINANCIAL AND OTHER DATA

YEAR ENDED DECEMBER 31,                                    1998          1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------
OPERATIONS (000 omitted)
Revenues (1)                                            $1,612,759    $1,486,351   $1,397,925   $1,170,356   $1,038,298
=======================================================================================================================

Income from continuing operations (2)                   $   97,344    $   56,519   $   30,142   $   36,059   $   28,516
Income (loss) from discontinued operations (3)              53,296        41,275       (1,765)     (38,743)     111,795
Extraordinary charge for early retirement of debt                         (8,458)
Cumulative effect of change in accounting principle (4)                                            (13,875)
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $  150,640    $   89,336   $   28,377   $  (16,559)  $  140,311
=======================================================================================================================

DILUTED INCOME PER COMMON SHARE (dollars)
Continuing operations (2)                               $     0.98    $     0.59   $     0.32   $     0.40   $     0.32
Discontinued operations (3)                                   0.54          0.44        (0.02)       (0.44)        1.29
Extraordinary charge                                                       (0.09)
Cumulative effect of change in accounting principle (4)                                              (0.16)
-----------------------------------------------------------------------------------------------------------------------
Diluted net income (loss) per common share              $     1.52    $     0.94   $     0.30   $    (0.20) $      1.61
=======================================================================================================================
Average outstanding and potentially dilutive
   common shares (000 omitted)                              98,367        93,786       91,339       88,479       86,507
=======================================================================================================================

BASIC INCOME PER COMMON SHARE (dollars)
Continuing operations (2)                               $     1.02    $     0.61   $     0.33   $     0.40   $     0.32
Discontinued operations (3)                                   0.56          0.45        (0.02)       (0.44)        1.32
Extraordinary charge                                                       (0.09)
Cumulative effect of change in accounting principle (4)                                              (0.16)
-----------------------------------------------------------------------------------------------------------------------
Basic net income (loss) per common share                $     1.58    $     0.97   $     0.31   $    (0.20) $      1.64
=======================================================================================================================
Average outstanding common shares (000 omitted)             94,382        90,804       88,814       86,543       84,861
=======================================================================================================================

Dividends declared per common share (5)                 $     0.32    $     0.32   $     0.48   $     0.62   $     0.59
=======================================================================================================================

FINANCIAL POSITION AT YEAR-END (000 omitted)
Total assets                                            $4,688,292    $3,609,208   $3,344,844   $3,615,596   $3,125,265
Total debt (5)                                             534,453       410,049      520,954      888,967      741,472
$4.75 Redeemable preferred stock                             6,625         6,612        6,604        6,597        6,590
Common stock and other equity (5)                          645,881       529,161      432,218      548,169      555,093
=======================================================================================================================

OTHER DATA
EBITDA (000 omitted) (1, 6)                             $  189,878    $  150,731   $  129,054   $  114,017   $  104,541
Debt-to-capital ratio (7)                                       45%           43%          54%          61%          57%
Market capitalization (000 omitted) (5)                 $2,882,567    $1,818,276   $1,478,256   $2,605,575   $1,825,178
Stockholders of record                                      37,960        52,953       69,772       63,925       55,241
=======================================================================================================================

(1) Viad payment services subsidiaries are investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis using a combined income tax rate of 39%, revenues and EBITDA would be higher by $39,309,000, $28,724,000, $21,489,000, $16,000,000 and $7,897,000 for
    1998, 1997, 1996, 1995 and 1994, respectively.
(2) Includes nonrecurring gains on sales of businesses of $19,654,000, or $0.20 per diluted share ($0.21 per basic share) and a provision for payments previously received pursuant to patent infringement litigation of $6,917,000, or $0.07 per diluted and basic share in 1998; and a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19,025,000, or $0.21 per diluted and basic share, and nonrecurring spin-off costs and management transition expenses of $28,985,000, or $0.32 per diluted and basic share, in 1996. See Note C of Notes to Consolidated Financial Statements. Excluding these items, diluted income per share from continuing operations was $0.85 in 1998 and $0.43 in 1996.
(3) See Notes A and D of Notes to Consolidated Financial Statements.
(4) Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
(5) The declines in dividends declared per common share in 1997 and 1996, as well as the decline in total debt, common stock and other equity and market capitalization in 1996, reflect the spin-off of the consumer products business to stockholders on August 15, 1996.
(6) EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization and the nonrecurring items described above. EBITDA data are presented as a measure of the ability to service debt, fund capital expenditures and finance growth. Such data should not be considered an alternative to net income, operating income, cash flows from operations or other operating or liquidity performance measures prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentations.
(7) Debt-to-capital is defined as total debt divided by capital. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS:

Viad is now focusing on two principal service businesses: Payment Services and Convention and Event Services.

Effective June 1, 1998, Viad acquired MoneyGram Payment Systems, Inc. ("MoneyGram"), a provider of consumer money wire transfer services. MoneyGram's operations from the date of acquisition are included in Viad's Payment Services reportable segment.

On July 1, 1999, Viad Corp ("Viad") completed the previously announced sale of its airline catering business, conducted by Dobbs International Services, Inc. in the United States and by Dobbs International (U.K.) Limited in the United Kingdom (referred to collectively as "Dobbs"). Effective April 1, 1998, Viad sold its Aircraft Services International Group ("ASIG"), which conducted aircraft fueling and ground-handling operations. The sale of Dobbs completed the disposition of Viad's airline catering and services segment. The revenues and results of operations of Dobbs and ASIG through the respective dates of disposition, and the gain on the sale of ASIG, are presented as discontinued operations. In addition, the revenues and results of the cruise line business (sale finalized in early 1997), the consumer products business (spun off to stockholders in August 1996) and the 68.5 percent ownership interest in the Canadian intercity bus transportation business (disposed of in May 1996) are also presented as discontinued operations through the respective dates of disposition. See Note D of Notes to Consolidated Financial Statements.

Viad has also disposed of several additional noncore businesses (but not classified as discontinued operations) in order to concentrate on its core businesses. In October 1997, Viad completed the sale of two small United Kingdom travel tour companies, with the gain on sale recognized in 1998 after release of all related guarantees and bonding. On September 15, 1998, Viad sold its duty-free and shipboard concessions business, Greyhound Leisure Services, Inc. ("GLSI"). As discussed further under "Recent Developments," Viad completed the sale of the contract foodservice operations and the public service division of Restaura, Inc. in late January 1999 and March 1999, respectively. The revenues and results of these businesses are included in Viad's results through the respective sale dates and are reported under "Sold businesses" in the segment information presented in Note Q of Notes to Consolidated Financial Statements.

The following discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements, which include the accounts of Viad and all of its subsidiaries. All per share figures discussed are stated on the diluted basis.

1998 VS. 1997:

Revenues for 1998 were $1.61 billion compared with $1.49 billion in 1997. Viad Payment Services subsidiaries continue to invest increasing amounts of growing money order and official check funds in tax-exempt securities, which have lower pre-tax yields but produce higher income on an after-tax basis than comparable taxable investments. On a fully taxable equivalent basis, and excluding the effects of the sold businesses not classified as discontinued operations noted above, revenues of ongoing operations increased 20 percent.

Income from continuing operations for 1998 was $97.3 million, or $0.98 per share. Excluding the gains on sales of businesses of $19.6 million, or $0.20 per share, and the provision for payments previously received pursuant to patent litigation of $6.9 million, or $0.07 per share, income from continuing operations was $84.6 million, or $0.85 per share, compared to income from continuing operations of $56.5 million, or $0.59 per share, in 1997. See Note C of Notes to Consolidated Financial Statements.

(000 omitted, except per share data)                 1998        1997
-----------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS:
   BEFORE NONRECURRING ITEMS                        $ 84,607   $56,519
   Gains on sales of businesses                       19,654
   Provision for payments previously received
     pursuant to patent infringement litigation       (6,917)
-----------------------------------------------------------------------
   INCOME FROM CONTINUING OPERATIONS                $ 97,344   $56,519
=======================================================================

DILUTED INCOME PER COMMON SHARE
   FROM CONTINUING OPERATIONS:
   BEFORE NONRECURRING ITEMS                        $   0.85   $  0.59
   Gains on sales of businesses                         0.20
   Provision for payments previously received
     pursuant to patent infringement litigation        (0.07)
-----------------------------------------------------------------------
   INCOME PER COMMON SHARE
     FROM CONTINUING OPERATIONS                     $   0.98   $  0.59
=======================================================================

Net income for 1998 was $150.6 million, or $1.52 per share. The 1998 net income includes income from discontinued operations of $53.3 million, or $0.54 per share. Net income for 1997 was $89.3 million, or $0.94 per share, including income from discontinued operations of $41.3 million, or $0.44 per share, and after deducting an extraordinary charge of $8.5 million, or $0.09 per share, for the early retirement of debt. See Note D of Notes to Consolidated Financial Statements.

There were 4.6 million more average outstanding and potentially dilutive common shares in 1998 than in 1997, due primarily to the acquisition of Game Financial Corporation ("Game") in December 1997 (for approximately 2.6 million shares of Viad stock), stock option exercises and the effects of a higher Viad stock price on the calculation of additional common shares arising from unexercised stock options. A stock repurchase program commenced in July 1998 to replace common shares issued upon exercise of stock options and in connection with other stock compensation plans.

PAYMENT SERVICES. Revenues of the Payment Services segment on the fully taxable equivalent basis were $431.2 million in 1998 compared to $234.9 million in 1997, an 84 percent increase over 1997 segment revenues. The 1998 revenues included MoneyGram (acquired as of June 1, 1998) and Game (acquired in December 1997). Excluding the results of MoneyGram and Game from both periods, revenues on the fully taxable equivalent basis increased 26 percent. Excluding the effects in 1998 and 1997 of the patent litigation matter discussed in Note C of Notes to Consolidated Financial Statements, net income increased $11.5 million, or 29 percent, in 1998. These results were accomplished despite incremental costs to remediate key systems to be Year 2000 compliant and were driven by continuing strong growth in traditional Travelers Express money order and official check operations, supplemented by Game and MoneyGram results.

CONVENTION AND EVENT SERVICES. Revenues of the Convention and Event Services segment were $849.2 million in 1998, an increase of $21.7 million, or 3 percent, from 1997 revenues of $827.5 million. GES Exposition Services ("GES") concentrated on eliminating low-margin business during 1998, resulting in a disproportionately low revenue increase. Net income for the segment increased $7.6 million, or 22 percent, to $42.9 million in 1998 from $35.3 million in 1997. Both GES and Exhibitgroup/Giltspur had solid gains in net income due to improved cost controls and higher margin business in 1998.

TRAVEL AND RECREATION SERVICES. The ongoing travel and recreation businesses include the Canadian travel tour service subsidiary, which operates tours and charters in the Canadian Rockies and engages in hotel operations and snocoach tours of the Columbia Icefield; and the Recreation Division of Viad, which operates concessions at America West Arena and Bank One Ballpark in Phoenix, Arizona, and also operates, through a subsidiary, the historic lodges at Glacier National Park. Revenues of the travel and recreation businesses increased $11.7 million, or 13 percent, to $103.0 million in 1998. The revenue increase resulted primarily from the first year's operation of concessions at Bank One Ballpark, home of the new Arizona Diamondbacks major league baseball franchise, partially offset by a decline in Japanese and other Asian tourism into Canada. Net income for the travel and recreation businesses was $9.5 million, an increase of $1.7 million, or 21 percent, over that of 1997, primarily from the addition of the Bank One Ballpark operation as well as improved cost controls.

CORPORATE ACTIVITIES, NET. These expenses decreased $7.2 million from 1997 to 1998. In addition to ongoing cost reduction efforts, Viad began charging its operating companies an increased allocation of corporate expenses in 1998.

INTEREST EXPENSE. Interest expense decreased from $34.3 million in 1997 to $27.2 million in 1998. Interest expense from new borrowings for the June 1998 acquisition of MoneyGram was more than offset by the effects of repayment of debt and termination of related interest rate swap agreements with proceeds from the sales of noncore assets and businesses in 1997 and 1998.

INCOME TAXES. Excluding the effect of nonrecurring items, the 1998 effective tax rate was 19.4 percent, up from 16.5 percent in 1997. The relatively low effective tax rate is primarily attributable to increased tax-exempt investment income.

1997 VS. 1996:

Revenues for 1997 were $1.49 billion compared with $1.40 billion in 1996. On a fully taxable equivalent basis, and excluding businesses sold but not classified as discontinued operations, revenues of ongoing operations rose 9 percent.

Income from continuing operations was $56.5 million, or $0.59 per share, in 1997. Before nonrecurring items, 1996 income from continuing operations was $40.1 million, or $0.43 per share. After a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19.0 million, or $0.21 per share, and nonrecurring spin-off costs and management transition expenses of $29.0 million, or $0.32 per share, 1996 income from continuing operations was $30.1 million, or $0.32 per share.

Viad reported 1997 net income of $89.3 million, or $0.94 per share, compared to $28.4 million, or $0.30 per share, in 1996. The 1997 net income includes income from discontinued operations of $41.3 million, or $0.44 per share, but is after deducting an extraordinary charge of $8.5 million, or $0.09 per share, for early retirement of debt. The 1996 net income is after deducting a loss from discontinued operations of $1.8 million, or $0.02 per share. See Note D of Notes to Consolidated Financial Statements.

PAYMENT SERVICES. Revenues of the Payment Services companies on the fully taxable equivalent basis were $234.9 million in 1997, up $43.4 million, or 23 percent, over those of 1996. Net income increased $7.2 million, or 21 percent. The growth over 1996 was due to an increase in money order and official check volume, as well as business generated from several smaller acquisitions made in 1997. The acquisition of Game was completed in December 1997 but had little impact on 1997 results.

CONVENTION AND EVENT SERVICES. Revenues of the Convention and Event Services segment were $827.5 million, an increase of $53.5 million, or 7 percent, over 1996 revenues of $774.0 million. Included in 1996 were nonrecurring revenues from the Atlanta Olympic Games and the Democratic National Convention. Net income increased $3.9 million, or 13 percent, as a result of efficiencies from the consolidation of Exhibitgroup/ Giltspur facilities, better margins from building exhibits, and improved show management cost controls at GES.

TRAVEL AND RECREATION SERVICES. Revenues and net income of the ongoing travel and recreation businesses decreased $100,000 and $200,000, respectively, from 1996 to 1997, as a decline in Japanese tourism into Canada in the second half of 1997 was mostly offset by increased concession business at America West Arena, due to having a full year of Phoenix Coyotes hockey games in 1997 compared to calendar year 1996's initial (September through December) hockey schedule.

CORPORATE ACTIVITIES, NET. These expenses decreased $4.2 million in 1997 from those in 1996, primarily as a result of cost reduction efforts.

INTEREST EXPENSE. Interest expense in 1997 decreased $4.1 million from that of 1996. Viad repurchased $58.4 million par value of its 10.5 percent subordinated debentures at a premium in March 1997, resulting in the extraordinary charge for early retirement of debt and lower ongoing interest expense. In addition, proceeds from the sales of noncore assets and businesses resulted in lower debt levels and reduced interest expense.

INCOME TAXES. The 1997 effective tax rate was 16.5 percent. Excluding the effect of nonrecurring items, the 1996 effective tax rate was 14.0 percent. The relatively low effective tax rate is primarily attributable to tax-exempt investment income. The increase in the effective tax rate from 1996 to 1997 arises primarily because the tax-exempt investment income is proportionately lower compared to total taxable income in 1997.

LIQUIDITY AND CAPITAL RESOURCES:

Proceeds from the previously discussed sales of noncore assets and businesses in 1997 and 1998 were used to repay short-term borrowings and, in 1998, to terminate certain related interest rate swap agreements, resulting in lower ongoing interest expense. See "Recent Developments" for a discussion of the Dobbs sale and related use of proceeds.

In mid-1998, Viad completed its cash tender offer for MoneyGram at $17.35 per share, for a total acquisition cost of approximately $286.5 million. The acquisition was financed with cash and short-term borrowings supported by Viad's long-term revolving bank credit agreement.

Viad's total debt at December 31, 1998, was $534.5 million compared with $410.1 million at December 31, 1997. The debt-to-capital ratio at December 31, 1998, was 0.45 to 1, up slightly from 0.43 to 1 at December 31, 1997. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

Under a Shelf Registration filed in 1994 with the Securities and Exchange Commission, Viad can issue up to an aggregate $500 million of debt and equity securities. No securities have yet been issued under the program.

With respect to working capital, in order to minimize the effects of borrowing costs on earnings, Viad strives to maintain current assets (principally cash, inventories and receivables) at the lowest practicable levels while at the same time taking advantage of the payment terms offered by trade creditors and obtaining advance deposits from customers for certain projects and services. These efforts notwithstanding, working capital requirements fluctuate significantly from seasonal factors as well as changes in levels of receivables and inventories caused by numerous business factors.

Viad satisfies a portion of its working capital and other financing requirements with short-term borrowings (through commercial paper, bank note programs and bank lines of credit) and the sale of trade accounts receivable. As discussed in Note I of Notes to Consolidated Financial Statements, short-term borrowings are supported by a $300 million long-term revolving bank credit agreement.

As discussed in Note O of Notes to Consolidated Financial Statements, Viad has an agreement to sell up to $75 million of trade accounts receivable under which the purchaser has agreed to invest collected amounts in new purchases on a revolving basis. The receivables sold totaled $27.4 million at December 31, 1998 (excluding $47.6 million trade receivables sold by Dobbs and now classified as discontinued operations). The agreement expires in August 2000 but is expected to be extended annually.

During July 1998, Viad announced a stock repurchase program for the purpose of replacing common shares issued upon exercise of stock options and in connection with other stock compensation plans, with the intended effect of reducing dilution caused by the issuance of such shares. In 1998, a total of 909,000 shares were purchased under the program for $23 million. Total proceeds received from the issuances of treasury stock related to stock option exercises in 1998 were $17 million.

Capital spending has been reduced by obtaining, where appropriate, equipment and other property under operating leases. Viad's capital asset needs and working capital requirements are expected to be financed primarily with internally generated funds.

Cash flows from operations, trade accounts receivable sales and proceeds from the sales of noncore businesses and assets during the past three years have generally been sufficient to fund capital expenditures, purchase businesses and pay cash dividends to stockholders. Viad expects these trends to continue, with operating cash flows and, to a lesser extent, proceeds from the sale of noncore businesses and assets generally being sufficient to finance its business. Should financing requirements exceed such sources of funds, Viad believes it has adequate external financing sources available, including Viad's $300 million long-term revolving bank credit agreement and its $500 million Shelf Registration, to cover any such shortfall.

EBITDA is a measure of Viad's ability to service debt, fund capital expenditures and finance growth, and should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles. EBITDA, defined as income from continuing operations before interest expense, income taxes, depreciation and amortization and nonrecurring items and including the fully taxable equivalent adjustment, increased 28 percent to $229 million in 1998, while EBITDA in 1997 increased 19 percent to $179 million.

Viad's Payment Service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Payment Services subsidiaries, in accordance with applicable state laws, in high-quality, readily liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I of Notes to Consolidated Financial Statements; and in a portfolio of longer-term high-quality investments (approximately 99 percent of the investments at December 31, 1998, have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by the Payment Services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations. In addition, certain funds and other investments of Payment Services subsidiaries are available for such obligations. Accordingly, such assets of Payment Services subsidiaries are not available to satisfy working capital or other financing requirements of Viad. Fluctuations in the balances of Payment Service assets and obligations result from varying levels of sales of money orders and other payment instruments, the timing of the collections of agents' receivables and the timing of the presentment of such instruments.

In September 1997, a Viad Payment Services subsidiary entered into a five-year agreement to sell, on a periodic basis, undivided percentage ownership interests in certain receivables in an amount not to exceed $250 million. In June 1998, the maximum amount to be sold under the agreement was increased to $400 million, and the expiration date was extended to June 30, 2003. Items in the program include receivables from bill payment and money order agents. The receivables are sold in order to accelerate payment services' cash flow for investments in admissible securities.

As discussed in Note J of Notes to Consolidated Financial Statements, Viad sold treasury stock in 1992 to Viad's Employee Equity Trust (the "Trust") for a $200 million promissory note. This Trust is being used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term of the Trust. For financial reporting purposes, the Trust is consolidated with Viad. The fair market value of the shares held by the Trust, representing unearned employee benefits, was recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. At December 31, 1998, a total of 4,495,736 shares remained in the Trust and were available to fund future benefit obligations.

As indicated in Note M of Notes to Consolidated Financial Statements, Viad has certain unfunded pension and other postretirement benefit plans that require payments over extended periods of time. Such future benefit payments are not expected to materially affect Viad's liquidity.

As of December 31, 1998, Viad has recorded U.S. deferred income tax assets totaling $99 million, which Viad believes to be fully realizable in future years. The realization of such benefits will require average annual taxable income over the next 15 years (the current Federal net operating loss carryforward period) of approximately $19 million. Viad's average U.S. pretax income from continuing operations, exclusive of nondeductible goodwill amortization and minority interests, over the past three years has been $69 million. Furthermore, $42 million of the deferred income tax benefits relate to unfunded pension, compensation and other employee benefits which will become deductible for income tax purposes as paid, which will occur over extended periods of time.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recovery, should not have a material effect on Viad's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

Viad's primary market risk exposure is interest rate risk.

As discussed in Notes A and F of Notes to Consolidated Financial Statements, Viad's portfolio of investment securities arises primarily from the sale of payment instruments (principally money orders and official checks) by Viad Payment Services subsidiaries. The proceeds of such sales are invested in permissible securities (primarily debt instruments), in accordance with applicable state laws, pending the settlement, upon presentment, of the payment instrument obligations. Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments reduces this risk substantially (approximately 99 percent of the investments at December 31, 1998, have ratings of A- or higher or are collateralized by federal agency securities).

As discussed in Note O of Notes to Consolidated Financial Statements, derivatives are used as part of Viad's risk management strategy to manage exposure to fluctuations in short-term interest rates. Derivatives are not used for speculative purposes.

A portion of Viad's Payment Services business involves the payment of commissions to selling agents of its official check program. A Viad Payment Services subsidiary has also entered into agreements to sell receivables from its bill payment and money order agents. The commissions and expense of selling receivables are computed based on short-term variable interest rates, and thus Viad is subject to risk arising from changes in such rates. Viad has hedged a substantial portion of this risk through the purchase of swap agreements which convert the variable rate payments to fixed rates. The fair value of such swap agreements, while not recorded on Viad's balance sheet, generally increases when market values of fixed rate debt investments held by Payment Services subsidiaries decline (and vice versa).

Viad is also exposed to short-term interest rate risk on certain of its debt obligations and trade accounts receivable sales. Viad currently does not use derivative financial instruments to hedge cash flows for such obligations.

A 10 percent proportionate increase (decrease) in short-term interest rates in 1999, as compared to the average level of interest rates in 1998, would result in an increase (decrease) in pre-tax income of approximately $900,000. This estimate takes into consideration expected investment positions, commissions paid to selling agents, growth in new business, agents' receivable sales and the effects of the swap agreements. The estimate also assumes that the borrowing level and trade accounts receivable sales levels subject to fluctuating interest rates will approximate 1998 levels.

READINESS FOR THE YEAR 2000:

Viad is continuing the implementation of initiatives necessary to make its systems, products and infrastructure "Year 2000" compliant on a timely basis, including replacing and/or updating certain systems. Internal initiatives to address Year 2000 compliance within each business unit have been broken down into various phases, including the following:

1. Identification of business systems and applications subject to Year 2000 risk;
2. Assessment of such business systems and applications to determine the appropriate method of correcting Year 2000 problems;
3. Implementation of corrective measures to bring systems and applications to Year 2000 compliance;
4. Testing and maintaining Year 2000 compliance.

Although no assurances can be made, Viad believes that it has identified all material systems and applications that are subject to Year 2000 risk and has either achieved Year 2000 compliance or initiated the implementation of plans to achieve timely Year 2000 compliance for such systems. A significant portion of Viad's Year 2000 initiatives have been finished with the remainder in various stages of completion. Viad's entire Year 2000 project is expected to be completed by the end of 1999. Incremental costs (primarily for software consultants and outside programming help) necessary to bring systems and applications into Year 2000 compliance are being expensed as incurred. Viad currently estimates that the incremental cost of its Year 2000 projects will total approximately $14 million, of which approximately 60 percent and 10 percent was expensed in 1998 and 1997, respectively. A substantial portion of the aggregate Year 2000 cost estimate pertains to efforts at Viad's payment services operations, where remediation of several key systems was completed by the end of 1999's first quarter. The Year 2000 costs are exclusive of costs which would have been incurred as part of normal systems and application replacements and/or upgrades to meet current and future business needs. Viad continues to monitor and evaluate the additional efforts and costs associated with the Year 2000 initiative.

Viad is also communicating with key vendors, service providers, customers and other third parties with whom business is conducted to determine the nature of any impact of Year 2000 issues on Viad. While Viad does not anticipate any material adverse effect on its business or its financial position or results of operations as a result of failure of such parties to achieve Year 2000 readiness, no assurance can be given that the parties on whom Viad relies will have accurately assessed and completed their Year 2000 remediation requirements. Viad's aggregate cost estimate does not include any expenses that may be incurred as a result of the failure of any such parties to become Year 2000 compliant.

In response to a specific requirement set forth in a recent Securities and Exchange Commission release, Viad believes that the most reasonably likely worst case scenario would involve the failure by Viad to achieve timely Year 2000 compliance of its remaining systems and/or the failure of third parties to be Year 2000 compliant, which in turn would result in increased costs associated with additional staffing and remediation efforts to address shortfalls in systems compliance and increased costs to meet processing, service and production requirements, all of which could have a material adverse effect on Viad and its results of operations. As a part of its Year 2000 initiative, Viad is developing contingency plans for actions that would need to be taken in the event any critical system of Viad and/or key vendors, service providers, customers and other third parties with whom Viad conducts business was not Year 2000 compliant.

Viad believes, based on information available to date, that it will be able to accomplish its total Year 2000 transition by the end of 1999, without any material adverse effect on its business operations, products, financial position or results of operations. However, due to the complexity and pervasiveness of the Year 2000 issues and in particular the uncertainty regarding the compliance programs of third parties, no assurance can be given that successful transition will be achieved by the Year 2000 deadline or that Viad would not suffer any material adverse effect on its business, financial position or results of operations if such changes are not completed timely.

RECENT DEVELOPMENTS:

Viad completed the sale of the contract foodservice operations and public service division of Restaura, Inc. in late January 1999 and March 1999, respectively. Viad retained Restaura's leisure and entertainment group that includes the restaurant and concession contracts at Bank One Ballpark and America West Arena, as well as the operation of historic lodges at Glacier National Park. The sale was recorded in the first quarter of 1999.

On July 1, 1999, Viad received approximately $780 million in cash proceeds upon the sale of Dobbs. A portion of the proceeds was immediately used to repay short-term borrowings, with the balance temporarily invested in debt securities. As announced previously, Viad ultimately anticipates utilizing the net proceeds (after payment of taxes on the gain on sale of Dobbs) to repurchase $100 million to $150 million of its common stock, to repay $100 million of debt, and to fund strategic acquisitions in Viad's core business areas.

FORWARD-LOOKING STATEMENTS:

As provided by the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to the historical information contained herein, this Annual Report includes certain forward-looking statements, assumptions and discussions, including those relating to expectations of or current trends in consumer demand, new business, ongoing cost reduction efforts, Year 2000 compliance issues and market risk disclosures. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, consumer demand patterns, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, and the timely achievement of Year 2000 compliance by Viad and third parties with whom Viad conducts business, may individually or in combination impact future results. In addition to the factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors could affect the forward-looking statements contained in this Annual Report.

VIAD CORP CONSOLIDATED BALANCE SHEET

DECEMBER 31, (000 omitted, except share data)                                                       1998         1997
=======================================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                                    $   15,554   $   17,097
   Receivables                                                                                      97,262       78,208
   Inventories                                                                                      61,185       92,892
   Deferred income taxes                                                                            31,954       27,009
   Other current assets                                                                             32,992       24,165
-----------------------------------------------------------------------------------------------------------------------
                                                                                                   238,947      239,371
   Funds, agents' receivables and current maturities of investments restricted for payment service obligations, after
     eliminating $90,000 invested in Viad commercial paper                                         561,266      617,887
-----------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                            800,213      857,258
Investments restricted for payment service obligations                                           2,415,588    1,615,464
Property and equipment                                                                             294,595      283,298
Investment in discontinued operations                                                              386,300      422,877
Other investments and assets                                                                       121,856       98,669
Deferred income taxes                                                                               66,814       73,009
Intangibles                                                                                        602,926      258,633
-----------------------------------------------------------------------------------------------------------------------
                                                                                                $4,688,292   $3,609,208
=======================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                             $  109,332   $  116,792
   Accrued compensation                                                                             57,404       41,117
   Other current liabilities                                                                       118,661       87,400
   Current portion of long-term debt                                                                 3,105       32,200
-----------------------------------------------------------------------------------------------------------------------
                                                                                                   288,502      277,509
   Payment service obligations                                                                   2,999,930    2,248,004
-----------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                                     3,288,432    2,525,513
Long-term debt                                                                                     531,348      377,849
Pension and other benefits                                                                          74,529       57,449
Other deferred items and insurance liabilities                                                     138,381      104,246
Commitments and contingent liabilities (Notes N, O and P)
Minority interests                                                                                   3,096        8,378
$4.75 Redeemable preferred stock                                                                     6,625        6,612
Common stock and other equity:
   Common stock, $1.50 par value, 200,000,000 shares
     authorized, 99,739,925 shares issued                                                          149,610      149,610
   Additional capital                                                                              327,866      291,414
   Retained income                                                                                 328,305      209,127
   Unearned employee benefits and other                                                           (162,543)    (121,968)
   Accumulated other comprehensive income:
     Unrealized gain on securities classified as available for sale, net of tax                     18,231       13,625
     Cumulative translation adjustments                                                             (7,009)      (3,022)
   Common stock in treasury, at cost, 344,858 and 516,926 shares                                    (8,579)      (9,625)
------------------------------------------------------------------------------------------------------------------------
   Total common stock and other equity                                                             645,881      529,161
------------------------------------------------------------------------------------------------------------------------
                                                                                                $4,688,292   $3,609,208
========================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, (000 omitted, except per share data)                         1998         1997          1996
=======================================================================================================================
REVENUES                                                                           $1,612,759   $1,486,351   $1,397,925
-----------------------------------------------------------------------------------------------------------------------
Costs and expenses:
   Costs of sales and services                                                      1,454,152    1,351,717    1,275,613
   Corporate activities, net                                                           24,207       31,388       35,542
   Interest expense                                                                    27,212       34,296       38,381
   Nonrecurring items:
     Gains on sales of businesses                                                     (33,484)
     Provision for payments previously received
       pursuant to patent infringement litigation                                      10,642
     Gain on sale of interest in Phoenix Suns                                                                   (30,489)
     Spin-off costs and management transition expenses                                                           33,000
   Minority interests                                                                   2,165        1,237        1,752
-----------------------------------------------------------------------------------------------------------------------
                                                                                    1,484,894    1,418,638    1,353,799
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                            127,865       67,713       44,126
Income taxes                                                                           30,521       11,194       13,984
-----------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                      97,344       56,519       30,142
Income (loss) from discontinued operations                                             53,296       41,275       (1,765)
-----------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                                                    150,640       97,794       28,377
Extraordinary charge for early retirement of debt, net of tax benefit of $4,554                     (8,458)
-----------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                         $  150,640   $   89,336   $   28,377
=======================================================================================================================
DILUTED INCOME PER COMMON SHARE
   Continuing operations                                                           $     0.98   $     0.59   $     0.32
   Discontinued operations                                                               0.54         0.44        (0.02)
-----------------------------------------------------------------------------------------------------------------------
   Income before extraordinary charge                                                    1.52         1.03         0.30
   Extraordinary charge                                                                              (0.09)
-----------------------------------------------------------------------------------------------------------------------
   Diluted net income per common share                                             $     1.52   $     0.94   $     0.30
=======================================================================================================================
   Average outstanding and potentially dilutive common shares                          98,367       93,786       91,339
=======================================================================================================================
BASIC INCOME PER COMMON SHARE
   Continuing operations                                                           $     1.02   $     0.61   $     0.33
   Discontinued operations                                                               0.56         0.45        (0.02)
-----------------------------------------------------------------------------------------------------------------------
   Income before extraordinary charge                                                    1.58         1.06         0.31
   Extraordinary charge                                                                              (0.09)
-----------------------------------------------------------------------------------------------------------------------
   Basic net income per common share                                               $     1.58   $     0.97   $     0.31
=======================================================================================================================
   Average outstanding common shares                                                   94,382       90,804       88,814
=======================================================================================================================
Dividends declared per common share                                                $     0.32   $     0.32   $     0.48
=======================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, (000 omitted)                                                   1998         1997         1996
=======================================================================================================================
NET INCOME                                                                         $  150,640   $   89,336   $   28,377
Other comprehensive income:
   Unrealized gain (loss) on securities classified as available for sale:
     Holding gains (losses) arising during the period, net of
       tax provision (benefit) of $7,562, $11,410 and $(56)                            11,827       17,846          (87)
     Reclassification adjustment for net realized gains included in net income,
       net of tax provision of $4,617, $2,830 and $745                                 (7,221)      (4,426)      (1,164)
-----------------------------------------------------------------------------------------------------------------------
                                                                                        4,606       13,420       (1,251)
-----------------------------------------------------------------------------------------------------------------------
   Unrealized foreign currency translation adjustments:
     Holding gains (losses) arising during the period                                  (4,038)      (2,591)          19
     Reclassification adjustment for sales of investments in
       foreign entities included in net income                                             51        1,088       12,266
-----------------------------------------------------------------------------------------------------------------------
                                                                                       (3,987)      (1,503)      12,285
-----------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                                             619       11,917       11,034
-----------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                               $  151,259   $  101,253   $   39,411
=======================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF COMMON STOCK AND OTHER EQUITY

                                                             Common Shares
                                                    ------------------------------
                                                               Employee
                                                                Equity                   Common       Additional      Retained
(000 omitted)                                       Issued       Trust    Treasury        Stock         Capital        Income
=================================================================================================================================
BALANCE, DECEMBER 31, 1995                          97,109     (6,279)    (2,878)   $   145,663     $   362,205     $  322,439
Net income                                                                                                              28,377
Dividends on common and
  preferred stock                                                                                                      (43,869)
Distribution of consumer products
  business to Viad stockholders                                                                         (88,607)      (160,026)
Disposition of Canadian intercity bus
  transportation business
Treasury shares issued in
  connection with dividend
  reinvestment plan                                                          517                          3,168
Employee benefit plans                                            608      1,200                         (7,916)
Employee Equity Trust adjustment to
  market value                                                                                           13,422
Unrealized translation gain
Unrealized loss on securities
  classified as available
  for sale
Other, net                                                                    (2)                           (69)          (257)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                          97,109     (5,671)    (1,163)       145,663         282,203        146,664
Net income                                                                                                              89,336
Dividends on common and
  preferred stock                                                                                                      (30,295)
Treasury shares acquired in
  connection with dividend
  reinvestment plan                                                          (90)                          (329)
Employee benefit plans                                            598        797                         (7,017)
Employee Equity Trust
  adjustment to market value                                                                             14,793
Acquisition of subsidiary
  accounted for as a
  pooling of interests                               2,631                                3,947             875          4,382
Unrealized translation loss
Unrealized gain on securities
  classified as available
  for sale
Other, net                                                                   (61)                           889           (960)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                          99,740     (5,073)      (517)       149,610         291,414        209,127
Net income                                                                                                             150,640
Dividends on common and
  preferred stock                                                                                                      (31,480)
Employee benefit plans                                            577      1,081                        (15,422)
Employee Equity Trust
  adjustment to market value                                                                             51,892
Treasury shares acquired                                                    (909)
Unrealized translation loss
Unrealized gain on securities
  classified as available
  for sale
Other, net                                                                                                  (18)            18
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                          99,740     (4,496)      (345)   $   149,610     $   327,866     $  328,305
=================================================================================================================================

See Notes to Consolidated Financial Statements.


                                                         Accumulated Other Comprehensive Income
                                                      ---------------------------------------------
                                                      Unrealized
                                                        Gain on                         Subtotal
                                        Unearned      Securities                      Accumulated
                                        Employee      Classified      Cumulative          Other          Common
                                        Benefits      as Available    Translation     Comprehensive     Stock in
(000 omitted)                           and Other       for Sale      Adjustments        Income          Treasury     Total
===============================================================================================================================
BALANCE, DECEMBER 31, 1995             $(213,996)      $  1,456         $(18,380)       $ (16,924)       $ (51,218)   $ 548,169
Net income                                                                                                               28,377
Dividends on common and
  preferred stock                                                                                                       (43,869)
Distribution of consumer products
  business to Viad stockholders           88,607                           4,576            4,576                      (155,450)
Disposition of Canadian intercity
  bus transportation business                                             12,266           12,266                        12,266
Treasury shares issued in
  connection with dividend
  reinvestment plan                                                                                          9,417       12,585
Employee benefit plans                    20,045                                                            19,584       31,713
Employee Equity Trust
  adjustment to market value             (13,422)                                                                            --
Unrealized translation gain                                                   19               19                            19
Unrealized loss on securities
  classified as available
  for sale                                               (1,251)                           (1,251)                       (1,251)
Other, net                                                                                                     (15)        (341)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996              (118,766)           205           (1,519)          (1,314)         (22,232)     432,218
Net income                                                                                                               89,336
Dividends on common and
  preferred stock                                                                                                       (30,295)
Treasury shares acquired in
  connection with dividend
  reinvestment plan                                                                                        (1,817)       (2,146)
Employee benefit plans                    11,591                                                           15,410        19,984
Employee Equity Trust
  adjustment to market value             (14,793)                                                                            --
Acquisition of subsidiary
  accounted for as a
  pooling of interests                                                                                                    9,204
Unrealized translation loss                                               (1,503)          (1,503)                       (1,503)
Unrealized gain on securities
  classified as available
  for sale                                               13,420                            13,420                        13,420
Other, net                                                                                                   (986)       (1,057)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997              (121,968)        13,625           (3,022)          10,603          (9,625)      529,161
Net income                                                                                                              150,640
Dividends on common and
  preferred stock                                                                                                       (31,480)
Employee benefit plans                    11,317                                                           24,027        19,922
Employee Equity Trust
  adjustment to market value             (51,892)                                                                            --
Treasury shares acquired                                                                                  (22,979)      (22,979)
Unrealized translation loss                                               (3,987)          (3,987)                       (3,987)
Unrealized gain on securities
  classified as available
  for sale                                                4,606                             4,606                         4,606
Other, net                                                                                                     (2)           (2)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998             $(162,543)      $ 18,231         $ (7,009)       $  11,222        $ (8,579)    $ 645,881
===============================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, (000 omitted)                                                  1998         1997         1996
=======================================================================================================================
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
Net income                                                                         $  150,640   $   89,336   $   28,377
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                                                       57,643       48,722       44,036
   Deferred income taxes                                                                1,563        1,437        7,077
   Spin-off costs and management transition expenses                                                             33,000
   (Income) loss from discontinued operations                                         (53,296)     (41,275)       1,765
   Extraordinary charge for early retirement of debt                                                 8,458
   Gains on sales of businesses, property and other assets, net                       (51,730)     (17,341)     (42,382)
   Other noncash items, net                                                            12,793        8,849       11,095
   Change in operating assets and liabilities:
     Receivables and inventories                                                      (32,579)      (5,822)      23,594
     Payment service assets and obligations, net                                      779,217      466,559      236,736
     Accounts payable and accrued compensation                                         17,911       11,865       30,494
     Other assets and liabilities, net                                                (48,992)     (49,486)     (35,636)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                             833,170      521,302      338,156
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
Capital expenditures                                                                  (54,832)     (72,104)     (57,171)
Purchase of asset previously leased                                                                (20,986)
Acquisitions of businesses, net of cash acquired                                     (343,771)     (10,495)     (19,309)
Proceeds from sales of businesses, property and other assets, net                     194,154      204,723       61,839
Investments restricted for payment service obligations:
   Proceeds from sales and maturities of securities
    classified as available for sale                                                  839,128      819,813      581,192
   Proceeds from maturities of securities classified as held to maturity              103,231       48,201       25,584
   Purchases of securities classified as available for sale                        (1,602,002)  (1,141,753)    (630,685)
   Purchases of securities classified as held to maturity                             (96,309)    (191,340)    (241,616)
Investments in and advances from discontinued operations, net                          58,766          996       36,698
-----------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                (901,635)    (362,945)    (243,468)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
Proceeds from long-term borrowings                                                      3,926
Payments on long-term borrowings                                                      (32,639)     (75,946)     (77,464)
Premium paid upon early retirement of debt                                                         (13,012)
Net change in short-term borrowings classified as long-term debt                      150,000      (34,000)     (12,888)
Dividends on common and preferred stock                                               (31,480)     (30,295)     (43,869)
Proceeds from issuances of treasury stock                                              17,216       12,466       40,032
Common stock purchased for treasury                                                   (22,979)
Cash payments on interest rate swap agreements related to debt                        (17,122)      (6,424)     (13,255)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                       66,922     (147,211)    (107,444)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   (1,543)      11,146      (12,756)
Cash and cash equivalents, beginning of year                                           17,097        5,951       18,707
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                             $   15,554   $   17,097   $    5,951
=======================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 1998, 1997 and 1996

A. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The Consolidated Financial Statements of Viad Corp ("Viad") include the accounts of Viad and all of its subsidiaries.

On July 1, 1999, Viad completed the sale of its airline catering business, conducted by Dobbs International Services, Inc. in the United States and by Dobbs International (U.K.) Limited in the United Kingdom (referred to collectively as "Dobbs"). Effective April 1, 1998, Viad sold its Aircraft Services International Group ("ASIG"), which conducted aircraft fueling and ground-handling operations. The sale of Dobbs completed the disposition of Viad's airline catering and services segment. The accompanying financial statements have been prepared to reflect the historical financial position and results of operations as adjusted for the reclassification of the airline catering and services businesses as discontinued operations for all periods presented. See Note D.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported results of operations during the period. Actual results may vary from those estimates.

Intercompany accounts and transactions between Viad and its subsidiaries have been eliminated in consolidation. Consolidated revenues, operating income and interest expense reflect the elimination of intercompany interest payments on $90 million invested in Viad commercial paper by a Payment Services subsidiary. The elimination has no effect on Viad's income from continuing operations or net income.

Described below are those accounting policies significant to Viad, including those selected from acceptable alternatives.

CASH EQUIVALENTS. Viad considers all highly liquid investments with original maturities of three months or less as cash equivalents.

INVENTORIES. Inventories, which consist primarily of exhibit materials, food and supplies used in providing services, are stated at the lower of cost (first-in, first-out and average cost methods) or market.

FUNDS AND AGENTS' RECEIVABLES AND INVESTMENTS RESTRICTED FOR PAYMENT SERVICE OBLIGATIONS. Viad Payment Services subsidiaries generate funds from the sale of money orders and other payment instruments (with the related liability classified as "Payment service obligations"). The proceeds of such sales are invested primarily in permissible securities, principally debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations") which, before consolidating eliminations, included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I; and in a portfolio of high-quality, longer-term debt instruments (approximately 99% of the investments at December 31, 1998, have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's Payment Services subsidiaries to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations. In addition, certain funds and other investments of Payment Services subsidiaries are available for such obligations. Accordingly, such assets of Payment Services subsidiaries are not available to satisfy working capital or other financing requirements of Viad.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Viad classifies securities as either available for sale or held to maturity. See Note F.

LONG-LIVED ASSETS. Viad reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost, net of impairment write-downs and accumulated depreciation. Property and equipment are depreciated principally on the straight-line basis over the following useful lives: buildings, from 15 to 40 years; equipment, from 3 to 10 years; and leasehold improvements over the shorter of the lease term or useful life.

INTANGIBLES. Intangibles are carried at cost less accumulated amortization. Intangibles are amortized on the straight-line method over the estimated lives or periods of expected benefit, but not in excess of 40 years. Viad evaluates the carrying value of goodwill and other intangible assets at each reporting period for possible impairment in accordance with the provisions of SFAS No. 121.

PENSION AND OTHER BENEFITS. Trusteed, noncontributory pension plans cover a significant portion of employees, with benefit levels supplemented in most cases by defined matching company stock contributions to employees' 401(k) plans. The 401(k) plans are available to almost all employees, including those not covered by the defined benefit plans. Defined benefits are based primarily on final average pay and years of service. Funding policies provide that payments to defined benefit pension trusts shall be at least equal to the minimum funding required by applicable regulations. Certain defined pension benefits, primarily those in excess of benefit levels permitted under qualified pension plans, are unfunded.

Viad has unfunded defined benefit postretirement plans that provide medical and life insurance for certain eligible employees, retirees and dependents. The related postretirement benefit liabilities are recognized over the period that services are provided by employees.

DERIVATIVES. Derivatives are used as part of Viad's risk management strategy to manage exposure to fluctuations in interest rates. Derivatives are not used for speculative purposes. Amounts receivable or payable under swap agreements are accrued and recognized as an adjustment to the expense of the related transaction.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, which was amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," will be effective for Viad's financial statements as of January 1, 2001. The statement requires that entities record all derivatives as assets or liabilities, measured at fair value, with the change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. Viad is in the process of evaluating the impact which will result upon adoption of this standard.

STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Viad uses the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans.

NET INCOME PER COMMON SHARE. Employee Stock Ownership Plan ("ESOP") shares are treated as outstanding for net income per share calculations. Shares held by the Employee Equity Trust (the "Trust") are not considered outstanding for net income per share calculations until the shares are released from the Trust.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform with the 1998 presentation.

B. ACQUISITIONS OF BUSINESSES

Effective June 1, 1998, Viad acquired MoneyGram Payment Systems, Inc. ("MoneyGram"), a provider of consumer money wire transfer services. Also during 1998, Viad acquired several convention and event services companies.

During 1997, Viad acquired several payment services businesses, including the nation's largest processor of rebate checks and a regional money order business. In addition, in December 1997, Viad acquired all of the common stock of Game Financial Corporation ("Game") in exchange for 2,631,000 shares of Viad's common stock. Game provides cash access services to casinos and other gaming establishments. The Game acquisition was accounted for as a pooling of interests.

During 1996, Viad purchased two convention and event services companies. Viad also acquired the remaining minority interest in its Canadian tourism business, Brewster Transport Company Limited, in a noncash exchange, as described in Note D.

Except for the Game pooling, the acquisitions were accounted for as purchases. The purchase prices, including acquisition costs, were allocated to the net tangible and identifiable intangible assets acquired based on estimated fair values at the dates of the acquisitions. The difference between the purchase prices and the related fair values of net assets acquired represents goodwill. Viad is still gathering certain information required to complete the allocation of the MoneyGram purchase price. Further adjustments may arise as a result of this analysis.

The accompanying financial statements include the accounts and results of operations from the dates of acquisition. The results of operations of the acquired companies from the beginning of the year to the dates of acquisition are not material to the consolidated results of operations. In addition, prior period financial statements have not been restated for the pooling of interests, as the results of Game for such periods were not significant.

Net cash paid, assets acquired and debt and other liabilities assumed in all acquisitions of businesses accounted for as purchases for the years ended December 31 were as follows:


(000 omitted)                                  1998         1997         1996
===============================================================================
Assets acquired:
   Property and equipment                   $ 16,082      $   367      $ 1,790
   Intangibles, primarily goodwill (1)       357,943       10,128       15,782
   Other assets                               41,723                    10,790
Debt and other liabilities assumed           (71,977)                   (9,053)
-------------------------------------------------------------------------------
Net cash paid                               $343,771      $10,495      $19,309
===============================================================================

(1) Excludes additional goodwill of $15,688,000 recorded in 1996 in connection with the acquisition of the remaining minority interest in the Canadian tourism business in a noncash exchange.

C. NONRECURRING ITEMS

On September 15, 1998, Viad completed the sale of its duty-free and shipboard concessions business, Greyhound Leisure Services, Inc. ("GLSI"). The gain on sale, after deducting costs of sale and related expense provisions, was $26,684,000 ($15,650,000 after-tax).

In the fourth quarter of 1998, Viad obtained release of all guarantees and bonding relating to its former United Kingdom travel and tour subsidiaries, Crystal Holidays and Jetsave, which had been sold in October 1997. Accordingly, the gain on sale of these subsidiaries, which was deferred pending resolution of the contingencies, was recognized in 1998's fourth quarter. The gain on sale of Crystal Holidays and Jetsave, after deducting costs of sale and related expense provisions, was $6,800,000 ($4,004,000 after-tax).

On January 27, 1999, Viad sold the contract foodservice operations of Restaura, Inc. The public service division units of Restaura were sold in March 1999. Viad is retaining the leisure and entertainment group that includes the restaurant and concession contracts at Bank One Ballpark and America West Arena, as well as Glacier Park, Inc. The sale was recorded in the first quarter of 1999.

Results of operations up to dates of sale of these sold businesses (not classified as discontinued operations) are summarized in Note Q.

Following protracted efforts, including formal mediation, to settle patent infringement litigation initiated by Viad's Payment Services subsidiary, Travelers Express Company, Inc. ("TECI"), against Integrated Payment Systems ("IPS"), a subsidiary of First Data Corporation, TECI petitioned the Federal District Court in May 1998 to set aside a settlement term sheet entered into over three years previously because of the parties' failure to agree on final settlement terms. At the same time, TECI tendered back to IPS amounts which IPS had paid to TECI pursuant to the term sheet. The Court granted TECI's motion and set a future trial date for its patent infringement lawsuit against IPS. While TECI expects a favorable outcome, the timing and amount of recovery pursuant to litigation cannot be assured. Accordingly, TECI recorded a one-time provision in the second quarter of 1998 for payments received from IPS and recorded as income in prior years, plus interest thereon and related expenses totaling $10,642,000 ($6,917,000 after-tax).

On December 31, 1996, Viad sold its 26 percent limited partnership interest in the Phoenix Suns National Basketball Association team. The gain, after deducting transaction costs and carrying amount of the investment, was $30,489,000 ($19,025,000 after-tax).

As discussed in Note D, on August 15, 1996, Viad completed the spin-off of its consumer products business to stockholders. Spin-off costs and management transition expenses totaling $33,000,000 ($28,985,000 after-tax) were recorded as expenses of continuing operations. In addition, $5,000,000 of such costs, without tax benefit, were allocated to the consumer products business and are classified as discontinued operations expense. These charges are comprised primarily of spin-off transaction costs, professional fees and compensation required by certain former executive officers' employment contracts.

D. DISCONTINUED OPERATIONS

As discussed in Note A, on July 1, 1999, Viad completed the sale of its airline catering business, conducted by Dobbs. Effective April 1, 1998, Viad sold ASIG, which conducted aircraft fueling and ground-handling operations. The sale of Dobbs completed the disposition of Viad's airline catering and services segment. After repaying short-term borrowings with proceeds of the ASIG sale, Viad terminated related interest rate swap agreements. The gain on sale of ASIG, after deducting costs of sale and related expense provisions, was $13,201,000 (after-tax) and is included in discontinued operations.

On August 15, 1996, Viad completed the spin-off of its consumer products business, now conducted under the name The Dial Corporation. In effecting the spin-off, the holders of common stock of Viad received a distribution (the "Distribution") of one share of common stock of The Dial Corporation for each share of Viad common stock.

In connection with the Distribution, Viad borrowed $280,000,000 under a new $350,000,000 bank credit facility and used the proceeds to repay floating-rate indebtedness of Viad. The credit facility and related liability were then assumed by The Dial Corporation upon the spin-off. Viad also transferred a variable-to-fixed interest rate swap agreement in the notional amount of $65,000,000 to The Dial Corporation. Interest expense of $13,096,000 in 1996 was allocated to the consumer products business based on interest on the debt and interest rate swap assumed by The Dial Corporation.

Effective May 31, 1996, shareholders of Greyhound Lines of Canada ("GLOC") voted to separate its intercity bus transportation business and its tourism business into two independent companies. At the same time, GLOC minority shareholders approved an automatic share exchange proposal whereby their ownership interests in the tourism business, aggregating 31.5 percent, were exchanged for Viad's 68.5 percent ownership interest in the intercity bus transportation company such that Viad became the owner of 100 percent of the tourism company, Brewster Transport Company Limited, in exchange for its ownership in the intercity bus transportation company.

In February 1997, Viad's Board of Directors approved plans to dispose of Viad's cruise line business, operated by Premier Cruise Lines. In March 1997, Viad sold the Star/Ship Atlantic, and on April 17, 1997, Viad finalized the sale of Premier Cruise Lines.

Revenues applicable to the airline catering and services segment totaled $922,632,000 in 1998, $924,373,000 in 1997 and $857,953,000 in 1996. Revenues
applicable to the operations of the discontinued consumer products, Canadian intercity bus transportation and cruise line businesses totaled $998,792,000 in 1996.

The caption "Income (loss) from discontinued operations" in the Consolidated Statement of Income for the years ended December 31 includes the following:


(000 omitted)                                         1998      1997      1996
================================================================================
Airline catering and services segment:
   Income from operations, net of tax provision
     of $28,573, $29,959 and $27,914 (1)           $40,095    $41,275   $ 38,929
   Gain on sale of ASIG, net of tax
     provision of $7,954                            13,201
--------------------------------------------------------------------------------
                                                    53,296     41,275     38,929
--------------------------------------------------------------------------------
Consumer products business income from
   operations, net of tax provision of $22,817 (2)                        30,620
--------------------------------------------------------------------------------
Canadian intercity bus transportation business:
   Loss from operations, net of tax benefit of $510                         (583)
   Transaction costs, loss on disposition
     and foreign currency translation losses (3)                         (15,866)
--------------------------------------------------------------------------------
                                                                         (16,449)
--------------------------------------------------------------------------------
Cruise line business:
   Loss from operations, net of tax benefit of $174                          (70)
   Provision for loss on disposal, net of tax
     benefit of $19,250 (4)                                              (35,750)
--------------------------------------------------------------------------------
                                                                         (35,820)
--------------------------------------------------------------------------------
Provisions related to previously discontinued
   businesses, net of tax benefit of $10,955 (5)                         (19,045)
--------------------------------------------------------------------------------
Income (loss) from discontinued operations         $53,296    $41,275   $ (1,765)
================================================================================

(1) Interest expense not directly attributable to other Viad operations of $6,862,000 in 1998, $7,610,000 in 1997 and $7,288,000 in 1996, was
    allocated to the airline catering and services segment based on the amount of intercompany interest that had historically been charged by Viad on interest-bearing advances based on the prime lending rate.
(2) After deducting spin-off costs and management transition expenses of $5,000,000, without tax benefit.
(3) Includes spin-off and exchange transaction costs of $1,579,000 associated with the disposition of the Canadian intercity bus transportation business, along with a noncash loss recorded on the disposition of $2,021,000 and recognition of unrealized foreign currency translation losses of $12,266,000. The translation losses had previously been deducted from common stock and other equity in accordance with SFAS No. 52, "Foreign Currency Translation."
(4) Includes a $1,950,000 (after-tax) provision for operating losses during the phase-out period.
(5) Represents additional provisions for self insurance, legal and remediation matters arising from previously discontinued businesses.

E. EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators of diluted and basic per share computations for income from continuing operations as required by SFAS No. 128, "Earnings Per Share":

(000 omitted, except per share data)             1998           1997           1996
=====================================================================================
Income from continuing operations             $97,344         $56,519        $30,142
Less: Preferred stock dividends                (1,129)         (1,127)        (1,125)
-------------------------------------------------------------------------------------
Income available to common
   stockholders                               $96,215         $55,392        $29,017
=====================================================================================
Average outstanding common shares              94,382          90,804         88,814
Additional dilutive shares related to
   stock-based compensation                     3,985           2,982          2,525
-------------------------------------------------------------------------------------
Average outstanding and potentially
   dilutive common shares                      98,367          93,786         91,339
=====================================================================================
Diluted income per share from
   continuing operations                      $  0.98         $  0.59        $  0.32
=====================================================================================
Basic income per share from
   continuing operations                      $  1.02         $  0.61        $  0.33
=====================================================================================

F. INVESTMENTS IN DEBT AND EQUITY SECURITIES

As discussed in Note A, Viad Payment Services subsidiaries generate funds from the issuance of money orders and other payment instruments, with the related liabilities classified as "Payment service obligations." The funds are invested primarily in permissible securities, principally debt instruments. Such investments, along with related cash and funds in transit, are restricted by state regulatory agencies for use by the subsidiaries to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations. Securities are included in the Consolidated Balance Sheet under the caption, "Investments restricted for payment service obligations," except for those securities expected to be sold or maturing within one year, which are included under the caption, "Funds, agents' receivables and current maturities of investments restricted for payment service obligations." In addition, certain funds and other investments of Payment Services subsidiaries are available for such obligations. Accordingly, such assets of Payment Services subsidiaries are not available to satisfy working capital or other financing requirements of Viad.

As described further in Note O, a Payment Services subsidiary hedges a substantial portion of the variable rate commission payments to its selling agents through the purchase of swap agreements, which convert the variable rate commission payments to fixed rate payments. The fair value of such swap agreements, while not recorded on Viad's Consolidated Balance Sheet, generally increases when market values of fixed rate debt investments held by Payment Services subsidiaries decline (and vice versa).

Under normal circumstances, the swap agreements will not be terminated prior to maturity, nor is there any requirement to sell long-term debt securities prior to maturity, as the funds flow from ongoing sales of money orders and other payment instruments and funds from maturing long-term and short-term investments are expected to be adequate to settle payment service items as they are presented.

Presented as additional information below is a summary of asset and liability carrying amounts related to the payment service obligations, followed by the fair value of related off-balance-sheet swap agreements at December 31:


(000 omitted)                                           1998        1997
===========================================================================
Funds, agents' receivables and current
   maturities of investments restricted for
   payment service obligations, including
   $90,000 invested in Viad commercial paper (1)   $   651,266  $   707,887
Investments restricted for payment service
   obligations (2)                                   2,415,588    1,615,464
Other assets available for payment service
   obligations                                          33,987       22,971
Payment service obligations                         (2,999,930)  (2,248,004)
Fair value (liability) of off-balance-sheet
   swap agreements (3)                                 (25,097)      (2,916)
---------------------------------------------------------------------------
Total (2)                                          $    75,814  $    95,402
===========================================================================

(1) See Note I for description of Viad's revolving bank credit agreement, which supports its commercial paper obligations.
(2) As noted below, securities classified as available for sale are carried at fair market value, and securities classified as held to maturity are carried at amortized cost. The fair value of securities classified as available for sale exceeded amortized cost by $29,887,000 and $22,335,000 at December 31, 1998 and 1997, respectively. The market value of securities classified as held to maturity exceeded carrying amounts by $16,963,000 and $10,724,000 at December 31, 1998 and 1997, respectively.
(3) The fair value represents the estimated amount that Viad would pay to counterparties to terminate the swap agreements at December 31.

Securities are classified as available for sale or held to maturity as required by SFAS No. 115.

Viad regularly monitors credit and market risk exposures and takes steps to mitigate the likelihood of these exposures resulting in actual loss. Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments reduces this risk substantially (approximately 99% of the investments at December 31, 1998 have ratings of A- or higher or are collateralized by federal agency securities).


SECURITIES CLASSIFIED AS AVAILABLE FOR SALE. Securities that are being held for indefinite periods of time, including those securities which may be sold in response to needs for liquidity or changes in interest rates, are classified as securities available for sale and are carried at fair value. The net unrealized holding gains of $18,231,000 and $13,625,000 (net of deferred tax liability of $11,656,000 and $8,710,000, respectively) at December 31, 1998 and 1997, respectively, are included in the Consolidated Balance Sheet as a component of "Accumulated other comprehensive income." The increase in the unrealized gain during 1998 and 1997 was due principally to decreases in longer-term market interest rates.

A summary of securities classified as available for sale at December 31, 1998 is presented below:

                                          Gross       Gross
                             Amortized  Unrealized  Unrealized  Fair
(000 omitted)                  Cost       Gains       Losses    Value
=========================================================================
U.S. Government
   agencies                 $   16,193  $       2   $     14   $   16,181
Obligations of states and
   political subdivisions      954,237     30,613        397      984,453
Corporate debt securities       16,937                 2,963       13,974
Mortgage-backed and other
   asset-backed securities     778,417      7,306      2,789      782,934
Preferred stock                 80,360        700      2,571       78,489
-------------------------------------------------------------------------
Securities classified as
   available for sale       $1,846,144  $  38,621   $  8,734   $1,876,031
=========================================================================

A summary of securities classified as available for sale at December 31, 1997 is presented below:

                                          Gross       Gross
                             Amortized  Unrealized  Unrealized  Fair
(000 omitted)                  Cost       Gains       Losses    Value
=========================================================================
Obligations of states and
   political subdivisions   $  616,826  $ 19,796    $     19   $  636,603
Corporate debt securities       21,913         7       1,865       20,055
Mortgage-backed and other
   asset-backed securities     393,140     3,301         254      396,187
Preferred stock                 42,492     1,433          64       43,861
-------------------------------------------------------------------------
Securities classified as
   available for sale       $1,074,371  $ 24,537    $  2,202   $1,096,706
=========================================================================

Gross gains of $11,843,000, $7,986,000 and $3,039,000 were realized during 1998,
1997 and 1996, respectively. Gross losses of $5,000, $730,000 and $1,130,000 were realized during 1998, 1997 and 1996, respectively. Gross gains and losses are based on the specific identification method of determining cost.

SECURITIES CLASSIFIED AS HELD TO MATURITY. Securities classified as held to maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at amortized cost, and are summarized as follows at December 31, 1998:

                                          Gross       Gross
                             Amortized  Unrealized  Unrealized  Fair
(000 omitted)                  Cost       Gains       Losses    Value
=========================================================================
U.S. Government
   agencies                 $  55,059   $   441     $   30     $  55,470
Obligations of states and
   political subdivisions     350,374    15,573        112       365,835
Corporate debt securities      20,507       193         33        20,667
Mortgage-backed and other
   asset-backed securities    120,743     1,384        316       121,811
Other securities                3,018                  137         2,881
-------------------------------------------------------------------------
Securities classified as
   held to maturity         $ 549,701   $17,591     $  628     $ 566,664
=========================================================================

A summary of securities classified as held to maturity at December 31, 1997, is presented below:

                                          Gross       Gross
                             Amortized  Unrealized  Unrealized  Fair
(000 omitted)                  Cost       Gains       Losses    Value
=========================================================================
U.S. Government
   agencies                 $  57,110   $    --     $  563     $  56,547
Obligations of states and
   political subdivisions     307,652    11,293         48       318,897
Corporate debt securities      55,707                  397        55,310
Mortgage-backed and other
   asset-backed securities    125,273       985         86       126,172
Other securities                3,031                  460         2,571
-------------------------------------------------------------------------
Securities classified as
   held to maturity         $ 548,773   $12,278     $1,554     $ 559,497
=========================================================================

SCHEDULED MATURITIES. Scheduled maturities of securities at December 31, 1998 is presented below:

                             AVAILABLE FOR SALE     HELD TO MATURITY
                             ------------------     ----------------
                             Amortized    Fair      Amortized   Fair
(000 omitted)                  Cost       Value       Cost      Value
=========================================================================
Due in:
   1999                    $    2,790   $    2,792  $  7,352   $   7,472
   2000-2003                   30,012       29,402    58,260      58,690
   2004-2008                  330,576      341,420    94,880      97,929
   2009 and later             624,786      641,791   268,466     280,762
Mortgage-backed and
   other asset-backed
   securities                 777,620      782,137   120,743     121,811
Preferred stock                80,360       78,489
-------------------------------------------------------------------------
                           $1,846,144   $1,876,031  $549,701   $ 566,664
=========================================================================

Actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.


G. PROPERTY AND EQUIPMENT

Property and equipment at December 31 consisted of the following:

(000 omitted)                               1998      1997
============================================================
Land                                      $ 19,267  $ 23,810
Buildings and leasehold improvements       111,548   105,199
Equipment                                  416,621   382,451
------------------------------------------------------------
                                           547,436   511,460
Less accumulated depreciation              252,841   228,162
------------------------------------------------------------
Property and equipment                    $294,595  $283,298
============================================================

H. INTANGIBLES

Intangibles at December 31 consisted of the following:

(000 omitted)                             1998      1997
============================================================
Goodwill                                 $598,465  $240,011
Other intangibles                          54,474    58,694
------------------------------------------------------------
                                          652,939   298,705
Less accumulated amortization              50,013    40,072
------------------------------------------------------------
Intangibles                              $602,926  $258,633
============================================================

I. DEBT

Long-term debt at December 31 was as follows:

(000 omitted)                                           1998      1997
==========================================================================
Senior debt: (1)
   Short-term borrowings:
     Promissory notes, 5.8% (1998) and 6.2% (1997)
       weighted average interest rate at
       December 31                                      $148,000  $ 50,000
     Commercial paper, 5.8% weighted
       average interest rate at December 31 (2)           52,000
   Senior notes, 6.2% weighted average interest
     rate at December 31, due to 2009                    269,711   299,647
   Guarantee of ESOP debt, floating rate indexed
     to LIBOR, 4.6% (1998) and 5.0% (1997) at
     December 31, due to 2009                             22,000    24,000
   Real estate mortgages and other obligations,
     5.7% (1998) and 5.3% (1997) weighted
     average interest rate at December 31,
     due to 2016                                          24,239    17,899
---------------------------------------------------------------------------
                                                         515,950   391,546
Subordinated debt, 10.5% debentures, due 2006             18,503    18,503
---------------------------------------------------------------------------
Total debt                                               534,453   410,049
Less current portion                                       3,105    32,200
---------------------------------------------------------------------------
Long-term debt                                          $531,348  $377,849
===========================================================================

(1) Rates shown are exclusive of the effects of commitment fees and other costs of long-term revolving bank credit used to support short-term borrowings, and for 1997, exclusive of the effects of interest rate swap agreements related to certain short-term and long-term borrowings.
(2) After eliminating $90,000,000 of commercial paper issued by Viad to a payment services subsidiary.

Viad satisfies its short-term borrowing requirements with bank lines of credit and the issuance of commercial paper and promissory notes. At December 31, 1998, outstanding promissory notes and commercial paper, including the commercial paper issued to a Viad Payment Services subsidiary, are supported by unused commitments under a $300,000,000 long-term revolving bank credit agreement, which expires on August 15, 2002. Annually, at Viad's request and with the participating banks' consent, the term of the agreement may be extended for another one-year period. The interest rate applicable to borrowings under the $300,000,000 credit commitment is, at Viad's option, indexed to the bank prime rate or the London Interbank Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of the credit agreement. The agreement also provides for commitment fees. Such spreads and fees will change moderately should Viad's debt ratings change. Viad, in the event that it becomes advisable, intends to exercise its right under the agreement to borrow for the purpose of refinancing short-term borrowings; accordingly, short-term borrowings totaling $200,000,000 and $50,000,000 at December 31, 1998 and 1997, respectively, have been classified as long-term debt.

Annual maturities of long-term debt due in the next five years will approximate $3,105,000 (1999), $32,810,000 (2000), $68,588,000 (2001),
$242,609,000 (2002), $102,459,000 (2003) and $84,882,000 thereafter. Included in the year 2002 is $200,000,000 which represents the maturity of short-term borrowings assuming they had been refinanced utilizing the revolving credit facility described above.

Viad previously entered into (a) interest rate swap agreements which converted floating interest rates on existing and anticipated replacement short-term borrowings into fixed interest rates ("variable-to-fixed swaps") and (b) interest rate swap agreements which converted fixed interest rates on a portion of the Senior notes into floating interest rates ("fixed-to-variable swaps"). The net effect of such interest rate swap agreements was to increase interest expense by $2,296,000, $5,041,000 and $3,404,000 for 1998, 1997 and 1996, respectively. After repaying short-term borrowings with proceeds from the sale of ASIG, Viad terminated related interest rate swap agreements. At December 31, 1998, there were no interest rate swap agreements used to hedge debt obligations.

The weighted average interest rate on total debt, inclusive of the effect of interest rate swap agreements and excluding interest expense unrelated to debt obligations, was 6.7%, 7.5% and 7.8% for 1998, 1997 and 1996,
respectively. Excluding the interest rate swap agreements, the weighted average interest rate related to debt obligations was 6.3%, 6.5% and 7.4% for 1998, 1997 and 1996, respectively.

Interest paid in 1998, 1997 and 1996 was $38,367,000, $40,089,000 and
$61,234,000, respectively, including amounts charged to discontinued operations in 1996.

Under a Shelf Registration filed in 1994 with the Securities and Exchange Commission, Viad can issue up to an aggregate $500,000,000 of debt and equity securities. No securities have been issued under the program.

Viad's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which Viad is in compliance.

J. PREFERRED STOCK AND COMMON STOCK AND OTHER EQUITY

Viad has 442,352 shares of $4.75 Preferred Stock authorized, of which 358,352 shares are issued. The holders of the $4.75 Preferred Stock are entitled to a liquidation preference of $100 per share and to annual cumulative sinking fund redemptions of 6,000 shares. Viad presently holds 123,373 shares which will be applied to this sinking fund requirement; the 234,979 shares held by others are scheduled to be redeemed in the years 2019 to 2058. In addition, Viad has authorized 5,000,000 and 2,000,000 shares of Preferred Stock and Junior Participating Preferred Stock, respectively.

Viad has one Preferred Stock Purchase Right ("Right") outstanding on each outstanding share of its common stock. The Rights contain provisions to protect stockholders in the event of an unsolicited attempt to acquire Viad which is not believed by the Board of Directors to be in the best interest of stockholders. The Rights are represented by the common share certificates and are not exercisable or transferable apart from the common stock until such a situation arises. The Rights may be redeemed by Viad at $0.025 per Right prior to the time any person or group has acquired 20% or more of Viad's shares. Viad has reserved 1,000,000 shares of Junior Participating Preferred Stock for issuance in connection with the Rights.

Viad funds a portion of its matching contributions to employees' 401(k) plans through a leveraged ESOP. All eligible employees of Viad and its participating affiliates, other than certain employees covered by collective bargaining agreements that do not expressly provide for participation of such employees in an ESOP, may participate in the ESOP.

The ESOP borrowed $40,000,000 to purchase treasury shares in 1989. The ESOP's obligation to repay this borrowing is guaranteed by Viad; therefore, the unpaid balance of the borrowing ($22,000,000 and $24,000,000 at December 31, 1998 and 1997, respectively) has been reflected in the accompanying balance sheet as long-term debt. The same amounts, representing unearned employee benefits, have been recorded as a deduction from common stock and other equity. The liability is reduced as the ESOP repays the borrowing, and the amount in common stock and other equity is reduced as the employee benefits are charged to expense. The ESOP intends to repay the loan (plus interest) using Viad contributions and dividends received on the shares of common stock held by the ESOP.

Information regarding ESOP transactions for the years ended December 31 was as follows:

 (000 omitted)                              1998       1997       1996
========================================================================
Amounts paid by ESOP for:
   Debt repayment                           $2,000     $2,000     $2,000
   Interest                                  1,098      1,187      1,200
Amounts received from Viad as:
   Dividends                                   884        856        999
   Contributions                             2,205      2,226      2,064

Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments expected over the remaining life of the plan. Expense of the ESOP is recognized based upon the greater of cumulative cash payments to the plan or 80% of the cumulative expense that would have been recognized under the shares allocated method, in accordance with Emerging Issues Task Force Abstract No. 89-8, "Expense Recognition for Employee Stock Ownership Plans." Under this method, Viad has recorded expense of $2,205,000, $2,123,000 and $2,138,000 in 1998, 1997 and 1996, respectively.

Unallocated shares held by the ESOP totaled 2,575,000 and 2,867,000 at December 31, 1998 and 1997, respectively. Shares allocated during 1998 and 1997 totaled 292,000 and 297,000, respectively.

In 1992, Viad sold treasury stock to Viad's Employee Equity Trust (the "Trust") for a $200,000,000 promissory note. The Trust is used to fund certain existing employee compensation and benefit plans. For financial reporting purposes, the Trust is consolidated with Viad and the promissory note ($43,315,000 at December 31, 1998) and dividend and interest transactions are eliminated in consolidation. The fair market value of the 4,495,736 remaining shares held by the Trust at December 31, 1998, representing employee benefits, is shown as a deduction from common stock and other equity and is reduced as employee benefits are funded. The difference between the cost and fair value of shares held is included in additional capital. Related unearned employee benefits at December 31, 1998 and 1997 were $136,558,000 and $97,968,000, respectively.

At December 31, 1998, retained income of $169,736,000 was unrestricted as to payment of dividends by Viad.

A total of 94,899,331 common shares were issued and outstanding for income per share calculations at December 31, 1998, after deducting treasury shares and the Trust shares.

K. STOCK-BASED COMPENSATION

In 1997, stockholders adopted the 1997 Viad Corp Omnibus Incentive Plan ("Omnibus Plan"). The Omnibus Plan, which replaced prior incentive plans, provides for the following types of awards to officers, directors and certain key employees: (a) stock options (both incentive stock options and nonqualified stock options); (b) stock appreciation rights ("SARs"); (c) restricted stock; and (d) performance-based awards. The number of shares available for grant under the Omnibus Plan in each calendar year is equal to 2% of the total number of shares of common stock outstanding as of the first day of each year. Any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall be added to the shares available for grant in any subsequent calendar year. In addition, no more than 7,500,000 shares of common stock will be cumulatively available for incentive stock option grants over the life of the Omnibus Plan.

Stock options are granted for terms of ten years at an exercise price based on the market value at the date of grant. Stock options are exercisable 50% after one year with the balance exercisable after two years from the date of grant.

SARs and Limited SARs ("LSARs") were granted, with terms of ten years, under the 1983 Stock Option and Incentive Plan. SARs are exercisable under the same terms as stock options, while LSARs vest fully at date of grant and are exercisable only for a limited period (in the event of certain tender or exchange offers for Viad's common stock). SARs and/or LSARs are issued in tandem with certain stock options and the exercise of one reduces, to the extent exercised, the number of shares represented by the other(s). SAR exercises totaled 2,812 and 131,520 shares in 1997 and 1996, respectively. There were no SARs exercised in 1998.

Performance-based stock awards (97,600, 120,900 and 141,700 shares awarded in 1998, 1997 and 1996, respectively, at an estimated fair value per share of $24.78, $18.34 and $13.88, respectively) vest at the end of a three-year period from the date of grant, based on total shareholder return relative to the applicable stock index and the proxy comparator groups specified at the time of each award. Vested shares with respect to performance periods beginning in 1995, 1994 and 1993 totaled 83,226 in 1998, 109,787 in 1997 and
39,596 in 1996, respectively. Throughout the performance period, holders of the performance-based stock have the right to receive dividends and vote the shares but may not sell, assign, transfer, pledge or otherwise encumber the stock.

Information with respect to stock options for the years ended December 31, at historical number of shares and option exercise prices, is as follows:

                                                                       Weighted
                                                                        Average
                                                                       Exercise
                                                      Shares           Price(1)
===============================================================================
Options outstanding at December 31, 1995             8,275,924       $  18.55
   Before spin-off of the consumer products business:
     Granted                                            50,000          28.75
     Exercised                                      (1,488,373)         15.44
     Canceled                                         (159,070)         15.20
   Modification due to the Distribution, net (3)     1,968,392            N/A
   After spin-off of the consumer products business:
     Granted                                         1,691,100          13.88
     Exercised                                        (236,229)          9.26
     Canceled                                          (78,837)         12.80
--------------------------------------------------------------
Options outstanding at December 31, 1996 (2)        10,022,907          10.82
   Granted                                           1,143,100          18.33
   Conversion of Game options (4)                      235,228           7.95
   Exercised                                        (1,391,630)          9.73
   Canceled                                           (202,578)         13.91
--------------------------------------------------------------
Options outstanding at December 31, 1997 (2)         9,807,027          11.72
   Granted                                             962,100          24.79
   Exercised                                        (1,883,697)         10.05
   Canceled                                           (163,511)         18.84
--------------------------------------------------------------
Options outstanding at December 31, 1998 (2)         8,721,919          13.38
==============================================================

(1) Weighted average exercise prices for 1995 and 1996 up to the date of modification are based on original grant pricing before modification due to the Distribution described in Note D.
(2) Options exercisable totaled 7,342,669 shares, 8,052,840 shares and 7,580,872 shares at December 31, 1998, 1997 and 1996, respectively.
(3) Net of options surrendered by employees of Viad who became employees of The Dial Corporation after the Distribution.
(4) Existing Game options were converted into options to purchase Viad shares upon the acquisition of Game (see Note B). The original number of Game stock options and exercise prices were adjusted to reflect the acquisition exchange ratio.

The following tables summarize information concerning stock options outstanding and exercisable at December 31, 1998:

                         Options Outstanding
=============================================================================

                                                      Weighted
                                        Weighted      Average
Range of                                Remaining     Exercise
Exercise Prices          Shares      Contractual Life   Price
=============================================================================
$3.93 to $7.54          1,201,668       1.9 years     $ 6.90
$9.33 to $12.22         3,209,057       4.0 years      10.96
$13.05 to $18.06        2,411,500       6.2 years      13.51
$18.34 to $25.25        1,899,694       8.8 years      21.41
-----------------------------------------------------------------------------
$3.93 to $25.25         8,721,919       5.4 years      13.38
=============================================================================

                     Options Exercisable
=============================================================================

                                                   Weighted
                                                    Average
Range of                                           Exercise
Exercise Prices           Shares                     Price
=============================================================================
$3.93 to $7.54          1,201,668                  $  6.90
$9.33 to $12.22         3,209,057                    10.96
$13.05 to $18.06        2,404,700                    13.50
$18.34 to $25.25          527,244                    18.56
-----------------------------------------------------------------------------
$3.93 to $25.25         7,342,669                    11.67
=============================================================================

Viad applies APB No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based stock awards and SAR exercises, which gave rise to compensation expense aggregating $3,753,000, $3,858,000 and $4,444,000 in 1998, 1997 and 1996, respectively.

Assuming Viad had recognized compensation cost for stock options and performance-based stock awards in accordance with the fair value method of accounting defined in SFAS No. 123, income from continuing operations and diluted income per share from continuing operations would be as presented in the table below. The effects of applying SFAS No. 123 in this disclosure are not necessarily indicative of future amounts.

 (000 omitted, except per share data)      1998      1997      1996
=============================================================================
Income from continuing operations       $ 97,344  $ 56,519  $ 30,142
Additional compensation: (1)
   Stock option grants and
    performance-based stock awards        (4,631)   (3,279)   (2,876)
   Modification of existing stock
    option grants (2)                                         (5,716)
-----------------------------------------------------------------------------
Pro forma income from continuing
   operations                           $ 92,713  $ 53,240  $ 21,550
=============================================================================
Pro forma diluted income per share
   from continuing operations           $   0.93  $   0.56  $   0.22
=============================================================================

(1) Compensation cost calculated under SFAS No. 123 is expensed ratably over the vesting period. Compensation cost is net of estimated forfeitures and the tax benefit on nonqualified stock options.
(2) In connection with the spin-off of the consumer products business on August 15, 1996, the number of shares and the exercise price of each option held by employees of Viad who remained employees of Viad after the spin-off were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off. SFAS No. 123 requires such options modified as a result of a spin-off to be treated as new grants.

For purposes of applying SFAS No. 123, the estimated fair value of stock options granted during 1998, 1997 and 1996 was $7.16, $5.04 and $3.47 per share, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                  1998     1997      1996
==========================================================
Expected dividend yield           1.30%    1.70%     2.30%
Expected volatility              24.40%   23.60%    22.00%
Risk-free interest rate           5.78%    6.13%     6.38%
Expected life                   5 YEARS  5 years   5 years

L. INCOME TAXES

Deferred income tax assets (liabilities) included in the Consolidated Balance Sheet at December 31 related to the following:

(000 omitted)                                    1998      1997
=================================================================
Property and equipment                        $(25,197) $(27,453)
Deferred income                                 10,178    10,568
Pension, compensation and other
   employee benefits                            41,643    34,820
Provisions for losses                           40,155    32,451
Unrealized gain on securities classified
   as available for sale                       (11,656)   (8,710)
Deferred state income taxes                      5,681     6,750
Capital loss carryforward                                 20,170
Alternative minimum tax credit carryforward      5,193
Other deferred income tax assets                43,104    41,251
Other deferred income tax liabilities          (20,031)  (20,639)
-----------------------------------------------------------------
                                                89,070    89,208
Foreign deferred tax liabilities included above  9,698    10,810
----------------------------------------------------------------
United States deferred tax assets             $ 98,768  $100,018
================================================================

The provision for income taxes on income from continuing operations for the years ended December 31 consisted of the following:

(000 omitted)                      1998     1997      1996
================================================================
Current:
   United States:
    Federal                     $18,221  $   589   $(1,767)
    State                         4,538    2,088     3,461
   Foreign                        6,199    7,080     5,213
----------------------------------------------------------------
                                 28,958    9,757     6,907
Deferred                          1,563    1,437     7,077
----------------------------------------------------------------
Income taxes                    $30,521  $11,194   $13,984
================================================================

Certain tax benefits related primarily to stock option exercises and dividends paid to the ESOP are credited to common stock and other equity and amounted to $6,875,000, $2,491,000 and $3,401,000 in 1998, 1997 and 1996, respectively.

Eligible subsidiaries (including the consumer products business up to the spin-off date) are included in the consolidated federal and other applicable income tax returns of Viad. Certain benefits of filing such returns, including tax losses and credits which would not have been available to certain subsidiaries on a separate return basis, have been credited to such subsidiaries by Viad. These benefits are included in the determination of the income taxes of those subsidiaries.

Income taxes paid in 1998, 1997 and 1996, including amounts paid on behalf of the consumer products business for the periods up to the spin-off date as part of consolidated federal and other applicable tax returns of Viad, amounted to $23,334,000, $18,804,000 and $17,167,000, respectively.

A reconciliation of the provision for income taxes on income from continuing operations and the amount that would be computed using statutory federal income tax rates for the years ended December 31 was as follows:

(000 omitted)                              1998      1997     1996
===================================================================
Computed income taxes at statutory
   federal income tax rate of 35%      $ 44,753  $ 23,700  $ 15,444
Nondeductible goodwill amortization       1,605       992       959
Minority interests                          758       433       613
State income taxes                        2,631     1,823     3,574
Tax-exempt income                       (21,519)  (15,725)  (11,764)
Spin-off costs and management
   transition expenses                                        6,300
Other, net                                2,293       (29)   (1,142)
--------------------------------------------------------------------
Income taxes                           $ 30,521  $ 11,194  $ 13,984
====================================================================

United States and foreign income before income taxes from continuing operations for the years ended December 31 was as follows:

(000 omitted)                         1998      1997      1996
==============================================================
United States                       $111,643  $52,971   $27,413
Foreign, principally Canada and
   United Kingdom                     16,222   14,742    16,713
---------------------------------------------------------------
Income before income taxes          $127,865  $67,713   $44,126
===============================================================

M. PENSION AND OTHER BENEFITS


PENSION BENEFITS. The following table indicates the plans' funded status and amounts recognized in Viad's Consolidated Balance Sheet at December 31:

                                FUNDED PLANS       UNFUNDED PLANS
                               --------------      --------------
(000 omitted)                  1998      1997      1998     1997
=====================================================================
Change in projected
benefit obligation:
   Benefit obligation at
     beginning of year          $110,011  $105,219  $27,468  $ 22,808
   Service cost                    1,824     2,978      707       611
   Interest cost                   8,012     7,888    2,115     1,966
   Plan amendments                   181                997     1,787
   Actuarial adjustments (1)      10,867     1,501    2,197     1,921
   Curtailments                   (2,462)   (1,738)    (133)
   Benefits paid                  (7,441)   (5,837)  (1,808)   (1,625)
----------------------------------------------------------------------
   Benefit obligation
     at end of year (2)          120,992   110,011   31,543    27,468
----------------------------------------------------------------------

Change in plan assets:
   Fair value of plan assets
     at beginning of year        126,374   106,612      N/A       N/A
   Actual return on plan assets   21,637    25,553
   Company contributions              42        46    1,808     1,625
   Benefits paid                  (7,441)   (5,837)  (1,808)   (1,625)
----------------------------------------------------------------------
   Fair value of plan assets
     at end of year              140,612   126,374      N/A       N/A
----------------------------------------------------------------------
Plan assets over (under)
   projected benefit obligation   19,620    16,363  (31,543)  (27,468)
Unrecognized net transition
   (asset) obligation             (2,128)   (3,033)     516       763
Unrecognized prior
   service cost                      919     1,041    5,536     5,831
Unrecognized actuarial
   (gain) loss                    (4,328)   (1,485)   7,121     5,517
----------------------------------------------------------------------
Net amount recognized           $ 14,083  $ 12,886 $(18,370) $(15,357)
======================================================================

(1) The increased actuarial adjustment in 1998 arose primarily as a result of the reduction in the discount rate assumption from 7.5% to 7.0%.
(2) The accumulated benefit obligation for the unfunded pension plans was $25,844,000 and $22,501,000 as of December 31, 1998 and 1997, respectively.

The total amounts recognized in Viad's Consolidated Balance Sheet at December 31 were as follows:

                                  FUNDED PLANS      UNFUNDED PLANS
                                 --------------     --------------
(000 omitted)                    1998      1997     1998      1997
====================================================================
Prepaid pension cost         $ 14,143  $ 12,968  $     --   $     --
Accrued pension liability        (137)     (150)  (26,073)   (22,814)
Intangible asset                   13        22     6,301      6,624
Common stock and
   other equity                    64        46     1,402        833
--------------------------------------------------------------------
Net amount recognized        $ 14,083  $ 12,886  $(18,370)  $(15,357)
====================================================================

Weighted average assumptions used at December 31 were as follows:

(000 omitted)                                1998      1997
===============================================================
Discount rate                                7.0%      7.5%
Expected return on plan assets              10.0%      9.5%
Rate of compensation increase                4.5%      4.5%

Net periodic pension cost for defined benefit plans for the years ended December 31 includes the following components:

(000 omitted)                         1998     1997      1996
===============================================================
Service cost                      $  2,531 $  3,589  $  3,790
Interest cost                       10,127    9,854     8,697
Expected return on plan assets     (11,153) (10,198)   (9,791)
Amortization of prior service cost     603      521
Recognized net actuarial loss          463      196     1,490
---------------------------------------------------------------
Net periodic pension cost         $  2,571 $  3,962  $  4,186
===============================================================

Curtailment gains totaling $1,868,000 in 1998 were primarily attributable to the sales of businesses. Net curtailment gains totaling $1,632,000 in 1997 were primarily attributable to freezing plan benefits for a business subsequently sold. Curtailment gains totaling $987,000 in 1996 were attributable to an acquired convention and event services company.

Contributions to multiemployer pension plans totaled $11,779,000, $12,141,000 and $10,737,000 in 1998, 1997 and 1996, respectively. Costs of 401(k) defined contribution and other pension plans totaled $1,644,000, $3,307,000 and $3,115,000 in 1998, 1997 and 1996, respectively.


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Viad and certain of its subsidiaries have unfunded defined benefit postretirement plans that provide medical and life insurance for certain eligible employees, retirees and dependents. In addition, Viad retained the obligations for such benefits for certain retirees of sold businesses.

The status of the plans as of December 31 is set forth below:

(000 omitted)                                   1998      1997
================================================================
Change in accumulated benefit obligation:
   Benefit obligation at beginning of year  $ 45,584  $ 41,159
   Service cost                                  878       967
   Interest cost                               2,997     3,165
   Plan amendments                            (2,777)
   Actuarial adjustments                       2,433     3,020
   Curtailments                               (4,983)
   Benefits paid                              (3,129)   (2,727)
----------------------------------------------------------------
   Benefit obligation at end of year          41,003    45,584
Unrecognized prior service reduction           3,277     1,115
Unrecognized net actuarial gain                3,203     4,175
----------------------------------------------------------------
Accrued postretirement benefit cost         $ 47,483  $ 50,874
================================================================
Discount rate                                    7.0%      7.5%

The assumed health care cost trend rate used in measuring the 1998 and 1997 accumulated postretirement benefit obligation was 9% and 10%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 7% and 7.5%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65.

The net periodic postretirement benefit cost for the years ended December 31 includes the following components:

(000 omitted)                              1998        1997        1996
==========================================================================
Service cost                              $   878     $   967     $   794
Interest cost                               2,997       3,165       2,936
Amortization of prior service cost           (218)        (86)        (86)
Recognized net actuarial gain                 (38)       (229)       (452)
--------------------------------------------------------------------------
Net periodic postretirement benefit cost  $ 3,619     $ 3,817     $ 3,192
==========================================================================

Curtailment gains totaling $5,147,000 in 1998 were primarily attributable to the sales of businesses. There were no curtailment gains or losses in 1997 or 1996.

A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $4,373,000 and the ongoing annual expense by approximately $557,000. A one-percentage-point decrease in the assumed health care cost trend rate for each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $3,578,000 and the ongoing annual expense by approximately $445,000.

N. LEASES

Certain offices, equipment and facilities for convention services and exhibit construction are leased. The leases expire over periods generally ranging from one to 12 years and some provide for renewal options ranging from one to 32 years. Leases which expire are generally renewed or replaced by similar leases.

At December 31, 1998, Viad's future minimum rental payments and related sublease rentals receivable with respect to noncancelable operating leases with terms in excess of one year were as follows:

                                                   Rentals
                                                 Receivable
                                       Rental       Under
(000 omitted)                         Payments    Subleases
=============================================================
1999                                 $ 33,840      $ 1,805
2000                                   27,617        1,178
2001                                   22,772          650
2002                                   19,984          206
2003                                   16,754           66
Thereafter                             60,373           69
-------------------------------------------------------------
Total                                $181,340      $ 3,974
=============================================================

In May 1997, Viad sold its corporate headquarters and is leasing back a portion of the building. The future minimum rental payments are included in the table above. The excess of the net sales price over the net book value of the building was deferred and is being amortized over the term of the leaseback.

Information regarding net operating lease rentals for the years ended December 31 is as follows:

(000 omitted)                     1998     1997      1996
============================================================
Minimum rentals                 $37,444  $39,570   $41,782
Contingent rentals (1)              751      562       887
Sublease rentals                 (1,169)  (1,280)     (768)
------------------------------------------------------------
Total rentals, net              $37,026  $38,852   $41,901
============================================================

(1) Contingent rentals on operating leases, which are based primarily on sales and revenues for buildings and leasehold improvements and on usage for other equipment, exclude contingent fees under concession agreements.

O. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. Viad is a party to financial instruments with off-balance-sheet risk which are entered into in the normal course of business to meet financing needs and to manage exposure to fluctuations in interest rates. These financial instruments include sale of receivable agreements and interest rate swap agreements. The instruments involve, to a varying degree, elements of credit and interest rate risk in addition to amounts recognized in the financial statements.

At December 31, 1998, Viad had an agreement to sell, on a revolving basis, undivided participating interests in a defined pool of trade accounts receivable from customers of Viad's Convention and Event Services businesses (and the discontinued Airline Catering and Services businesses) in an amount not to exceed $75,000,000 as a means of accelerating cash flow. The agreement expires in August 2000 but is expected to be extended annually. Under the terms of the trade receivables sales agreement, Viad has retained substantially the same risk of credit loss as if the receivables had not been sold, as Viad is obligated to replace uncollectible receivables with new trade accounts receivable. The average balance of proceeds from the sale of trade accounts receivable approximated $24,656,000, $25,550,000 and $8,165,000 during 1998, 1997 and 1996, respectively, excluding trade accounts receivables sold related to the discontinued Airline Catering and Services businesses of $49,974,000 in 1998, $49,450,000 in 1997 and $43,335,000 in
1996. The expense of selling such receivables, discounted based on short-term interest rates, was $1,482,000, $1,585,000 and $469,000 in 1998, 1997 and
1996, respectively, and is included in "Costs of sales and services."

In September 1997, a Viad Payment Services subsidiary entered into an agreement to sell, on a periodic basis, undivided percentage ownership interests in certain agents' receivables in an amount not to exceed

$250,000,000. In June 1998, the maximum amount to be sold under the agreement was increased to $400,000,000. The agreement expires in June 2003. Items in the program include receivables from bill payment and money order agents. The receivables are sold in order to accelerate payment services' cash flow for investment in the admissible securities described in Note F. The average agents' receivables sold approximated $262,000,000 and $125,000,000 during 1998 and the latter part of 1997, respectively. The agents' receivables are sold at a discount based on short-term variable interest rates. The expense of selling such receivables was $16,768,000 and $2,790,000 in 1998 and 1997, respectively, and is included in "Costs of sales and services."

A portion of the Payment Services subsidiary's business involves the payment of commissions to selling agents of its official check program. The commissions are computed based on short-term variable interest rates. Variable-to-fixed rate swap agreements have been entered into to mitigate the effects of fluctuations on commission expense and on the net proceeds from the agents' receivables sales.

The notional amount of the variable-to-fixed swap agreements totaled $1,425,000,000 at December 31, 1998, with an average pay rate of 5.5% and an average receive rate of 4.9%. The variable-rate portion of the swaps is generally based on LIBOR, treasury bill or federal funds rates. The agreements expire as follows: $150,000,000 (1999), $100,000,000 (2000),
$250,000,000 (2002), $875,000,000 (2003) and $50,000,000 (2007).

The notional amounts of such agreements are used to measure amounts to be paid or received and do not represent the amount of exposure to credit loss. The amounts to be paid or received under the swap agreements are accrued consistently with the terms of the agreements and market interest rates and are recognized as an adjustment to the expense of the related transaction. Viad maintains formal procedures for entering into swap transactions, and management regularly monitors and reports to the Audit Committee of the Board of Directors on swap activity. The agreements are with major financial institutions which are currently expected to fully perform under the terms of the agreements, thereby mitigating the credit risk from the transactions in the event of nonperformance by the counterparties. In addition, Viad continuously monitors the credit ratings of the counterparties, and the likelihood of default is considered remote.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair values due to the short-term maturities of these instruments. The amortized cost and fair value of investments in debt and equity securities are disclosed in Note F. The carrying amounts and estimated fair values of Viad's other financial instruments at December 31 are as follows:

                              1998                       1997
                     ---------------------------------------------------
                        Carrying       Fair       Carrying       Fair
(000 omitted)            Amount        Value       Amount       Value
------------------------------------------------------------------------
Total debt            $(534,453)    $ (541,055)  $(410,049)   $(414,082)
Swap agreements (1)        (903)       (25,097)     (4,357)     (20,753)

(1) Carrying amount represents accrued interest.

The methods and assumptions used to estimate the fair values of the financial instruments are summarized below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that Viad could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Debt--The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The carrying values of the commercial paper and promissory notes were assumed to approximate fair values due to their short-term maturities.

Swap agreements--The fair value represents the estimated amount that Viad would pay to counterparties to terminate the swap agreements at December 31.

P. LITIGATION, CLAIMS AND OTHER CONTINGENCIES

Viad and certain subsidiaries are plaintiffs or defendants to various actions, proceedings and pending claims, including pending or potential claims by or on behalf of approximately 6,500 former railroad workers claiming asbestos-related health conditions from exposure to railroad equipment made by former subsidiaries. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims could be decided against Viad. Although the amount of liability at December 31, 1998, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not have a material effect on Viad's financial position or results of operations.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recoveries, will not have a material effect on Viad's financial position or results of operations.

Q. SEGMENT INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," adopted effective December 31, 1998, changes the way Viad reports information about its operating segments. SFAS No. 131 requires disclosure of certain financial information for reportable operating segments based on management's internal organizational decision-making structure. Viad measures segment profit and performance based on operating segment income from continuing operations after minority interests and income taxes, but before nonrecurring items.

The accounting policies of the operating segments are the same as those described in Note A, except that an adjustment is made to the Payment Services segment to present revenues, operating income and income taxes on a fully taxable equivalent basis to reflect amounts invested in tax-exempt securities. Consolidated revenues, operating income and interest expense also reflect the elimination of intercompany interest payments on the $90,000,000 invested in Viad commercial paper by a Payment Services subsidiary. The elimination has no effect on Viad's income from continuing operations or net income. Intersegment sales and transfers are not significant. Interest expense is allocated to operations based on net funds advanced and current short-term interest rates. Income taxes are allocated based primarily on separate return calculations for each business. Certain benefits of filing combined and/or consolidated state income tax returns, including tax losses and credits which would not have been available to certain subsidiaries on a separate return basis, have been credited to such subsidiaries by Viad. Depreciation and amortization are the only significant noncash items for the reportable segments.

Viad's reportable segments are Payment Services and Convention and Event Services. The Payment Services segment sells money orders through agents, performs official check and negotiable instrument clearing services for banks and credit unions, and provides cash access services to gaming establishments throughout the United States. In addition, the segment provides consumer money wire transfer services throughout the world. The Convention and Event Services segment provides decorating, exhibit preparation, installation and dismantling, and electrical, transportation and management services for conventions, tradeshows, associations and other corporate events; and designs and builds convention, tradeshow, museum and other exhibits and displays throughout the world.

The remaining categories represent ongoing Travel and Recreation Services businesses below reportable segment quantitative thresholds, sold businesses not classified as discontinued operations, and corporate and other. These categories are presented to reconcile to total results. Ongoing Travel and Recreation Services includes Viad's Canadian travel tour service subsidiary, which operates tours and charters in the Canadian Rockies and engages in hotel operations and snocoach tours of the Columbia Icefield; and the Recreation Division of Viad, which operates concessions at America West Arena and Bank One Ballpark in Phoenix, Arizona and, through a subsidiary, operates historic lodges at Glacier National Park. Sold businesses includes GLSI, Jetsave and Crystal Holidays and the contract foodservice and public service division operations of Restaura, Inc. as described in Note C. Corporate and other includes expenses of corporate activities and interest expense not allocated to operating segments.

GEOGRAPHIC AREAS. Viad's foreign operations are located principally in Canada and the United Kingdom. Revenues are designated as domestic or foreign based on the originating location of the revenues. Long-lived assets are attributed to domestic or foreign based principally on physical location of the assets. Long-lived assets consist of "Property and equipment" and "Other investments and assets." The table below presents the financial information by major geographic area:


(000 omitted)                 1998          1997         1996
=================================================================
Revenues:
   United States           $1,505,545    $1,356,532   $1,264,732
   Foreign                    107,214       129,819      133,193
-----------------------------------------------------------------
   Total revenues          $1,612,759    $1,486,351   $1,397,925
=================================================================
Long-lived assets:
   United States           $  351,365    $  319,187   $  346,793
   Foreign                     65,086        62,780       70,302
-----------------------------------------------------------------
   Total long-lived assets $  416,451    $  381,967   $  417,095
=================================================================

Disclosures regarding Viad's reportable segments under SFAS No. 131 with reconciliations to consolidated totals are presented in the accompanying table. The information for 1997 and 1996 has been restated to conform to the new presentation. While classification and presentation differ from amounts previously reported, the adoption of SFAS No. 131 did not affect Viad's consolidated financial position, results of operations or cash flows as previously reported.


                                     Income from                            Income                     Depreciation
                                     Continuing     Operating   Interest     Taxes                         and          Capital
(000 omitted)            Revenues    Operations(1)   Income(2)   Expense   (Benefit)    Assets         Amortization   Expenditures
==================================================================================================================================
1998:
Payment Services       $  431,157(4)   $ 51,467    $ 87,206(4)  $    --    $34,536(4)   $3,534,073(3)   $18,312       $22,708
Convention and Event
   Services               849,165        42,924      87,446      16,159     28,353         546,428       23,072        22,949
----------------------------------------------------------------------------------------------------------------------------------
Reportable segments     1,280,322        94,391     174,652      16,159     62,889       4,080,501       41,384        45,657
Other:
   Ongoing Travel and
     Recreation
     Services             102,952         9,523      17,729       1,688      6,160          78,700        5,162         7,413
----------------------------------------------------------------------------------------------------------------------------------
     Subtotal, ongoing
        operations      1,383,274       103,914     192,381      17,847     69,049       4,159,201       46,546        53,070
   Sold businesses        275,538         7,589      12,279          79      4,017          35,219        6,964         1,003
   Corporate and other                  (26,896)    (24,207)     16,030    (13,341)        197,572        4,133           759
   Investment in
      discontinued
      operations                                                                           386,300
   Gains on sales of
      businesses                         19,654                             13,830
   Provision for patent
      infringement
      payments received                  (6,917)    (10,642)                (3,725)
   Elimination of
     intercompany
     interest and
     commercial paper      (6,744)                   (6,744)     (6,744)                   (90,000)
----------------------------------------------------------------------------------------------------------------------------------
Subtotal                1,652,068        97,344     163,067      27,212     69,830       4,688,292       57,643        54,832
Less:  Fully taxable
   equivalent
   adjustment (4)         (39,309)                  (39,309)               (39,309)
----------------------------------------------------------------------------------------------------------------------------------
                       $1,612,759      $ 97,344    $123,758     $27,212    $30,521      $4,688,292      $57,643       $54,832
==================================================================================================================================
1997:
Payment Services       $  234,891(4)   $ 41,243    $ 65,348(4)  $    --    $24,105(4)   $2,440,143(3)   $10,908       $15,150
Convention and Event
   Services               827,500        35,298      72,753      12,718     24,737         424,789       20,192        26,561
----------------------------------------------------------------------------------------------------------------------------------
Reportable segments     1,062,391        76,541     138,101      12,718     48,842       2,864,932       31,100        41,711
Other:
   Ongoing Travel and
      Recreation
      Services             91,256         7,863      14,590         497      5,949          80,852        3,998        19,082
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal, ongoing
        operations      1,153,647        84,404     152,691      13,215     54,791       2,945,784       35,098        60,793
   Sold businesses        368,174        11,861      17,413        (538)     5,134         112,384        8,573        10,436
   Corporate and other                  (39,746)    (31,388)     28,365    (20,007)        218,163        5,051           875
   Investment in
      discontinued
      operations                                                                           422,877
   Elimination of
      intercompany
      interest and
      commercial paper     (6,746)                   (6,746)     (6,746)                   (90,000)
----------------------------------------------------------------------------------------------------------------------------------
Subtotal                1,515,075        56,519     131,970      34,296     39,918       3,609,208       48,722        72,104
Less:  Fully taxable
   equivalent
   adjustment (4)         (28,724)                  (28,724)               (28,724)
----------------------------------------------------------------------------------------------------------------------------------
                       $1,486,351      $ 56,519    $103,246     $34,296    $11,194      $3,609,208      $48,722       $72,104
==================================================================================================================================
1996:
Payment Services       $  191,455(4)   $ 34,063    $ 56,019(4)  $    --    $21,956(4)   $2,033,242(3)   $ 9,122       $ 9,805
Convention and Event
   Services               774,040        31,368      64,042      11,206     21,468         412,854       18,140        25,258
----------------------------------------------------------------------------------------------------------------------------------
Reportable segments       965,495        65,431     120,061      11,206     43,424       2,446,096       27,262        35,063
Other:
   Ongoing Travel and
      Recreation
      Services             91,401         8,076      14,561         639      5,807          67,359        3,708         7,691
----------------------------------------------------------------------------------------------------------------------------------
      Subtotal, ongoing
        operations      1,056,896        73,507     134,622      11,845     49,231       2,513,455       30,970        42,754
   Sold businesses        369,868         9,950      16,529        (407)     5,273         171,522        7,574        12,312
   Corporate and other                  (43,355)    (35,542)     34,293    (26,480)        247,033        5,492         2,105
   Investment in
      discontinued
      operations                                                                           502,834
   Gain on sale of
      interest in
      Phoenix Suns                       19,025                             11,464
   Spin-off costs and
      management
      transition expenses               (28,985)                            (4,015)
   Elimination of
      intercompany
      interest and
      commercial paper     (7,350)                   (7,350)     (7,350)                   (90,000)
----------------------------------------------------------------------------------------------------------------------------------
Subtotal                1,419,414        30,142     108,259      38,381     35,473       3,344,844       44,036        57,171
Less:  Fully taxable
   equivalent
   adjustment (4)         (21,489)                  (21,489)               (21,489)
----------------------------------------------------------------------------------------------------------------------------------
                       $1,397,925      $ 30,142    $ 86,770     $38,381    $13,984      $3,344,844      $44,036       $57,171
==================================================================================================================================

(1) Net income was $150,640,000 (1998), $89,336,000 (1997) and $28,377,000
    (1996) after deducting an extraordinary charge of $8,458,000 for the early retirement of debt in 1997 and including income (loss) from discontinued operations of $53,296,000 (1998), $41,275,000 (1997) and
    ($1,765,000) (1996).
(2) Operating income by segment is presented as additional information. The definition of operating income is revenues less (a) cost of sales and services, including depreciation, amortization and the expense of selling receivables, and (b) cost of corporate activities, net.
(3) Includes assets restricted for payment service obligations of $3,066,854,000 (1998), $2,323,351,000 (1997) and $1,938,919,000 (1996),
    including $90,000,000 invested in Viad commercial paper.
(4) The fully taxable equivalent adjustment for Payment Services' income from tax-exempt securities is calculated based on a combined income tax rate of 39%.

R. CONDENSED CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)

                                                            First       Second        Third       Fourth
(000 omitted, except per share data)                       Quarter      Quarter      Quarter      Quarter      Total
-----------------------------------------------------------------------------------------------------------------------
1998:

   Revenues (1)                                         $  365,986    $  427,855   $  433,613   $  385,305   $1,612,759
   Operating income (1, 2)                                  17,685        27,543       44,805       33,725      123,758
   Net income:
     Continuing operations (3)                          $    8,432    $   17,268   $   44,728   $   26,916   $   97,344
     Discontinued operations                                 6,947        23,354       12,305       10,690       53,296
-----------------------------------------------------------------------------------------------------------------------
     Net income                                         $   15,379    $   40,622   $   57,033   $   37,606   $  150,640
=======================================================================================================================

   Diluted income per common share: (3)
     Continuing operations                              $     0.08    $     0.18   $     0.45   $     0.27   $     0.98
     Discontinued operations                                  0.07          0.23         0.13         0.11         0.54
-----------------------------------------------------------------------------------------------------------------------
     Diluted income per common share                    $     0.15    $     0.41   $     0.58   $     0.38   $     1.52
=======================================================================================================================

   Basic income per common share: (3)
     Continuing operations                              $     0.09    $     0.18   $     0.47   $     0.28   $     1.02
     Discontinued operations                                  0.07          0.25         0.13         0.11         0.56
-----------------------------------------------------------------------------------------------------------------------
     Basic income per common share                      $     0.16    $     0.43   $     0.60   $     0.39   $     1.58
=======================================================================================================================

   Fully taxable equivalent adjustment (1)              $    8,231    $    9,616   $   10,459   $   11,003   $   39,309
=======================================================================================================================


1997:

   Revenues (1)                                         $  356,224    $  382,275   $  376,006   $  371,846   $1,486,351
   Operating income (1)                                     14,575        27,304       34,583       26,784      103,246
   Net income:
     Continuing operations                              $    4,091    $   15,633   $   21,131   $   15,664   $   56,519
     Discontinued operations                                 6,429        11,042       12,719       11,085       41,275
     Extraordinary charge                                   (8,458)                                              (8,458)
-----------------------------------------------------------------------------------------------------------------------
     Net income                                         $    2,062    $   26,675   $   33,850   $   26,749   $   89,336
=======================================================================================================================

   Diluted income per common share:
     Continuing operations                              $     0.04    $     0.17   $     0.22   $     0.16   $     0.59
     Discontinued operations                                  0.07          0.11         0.14         0.12         0.44
     Extraordinary charge                                    (0.09)                                               (0.09)
-----------------------------------------------------------------------------------------------------------------------
     Diluted income per common share                    $     0.02    $     0.28   $     0.36   $     0.28   $     0.94
=======================================================================================================================

   Basic income per common share:
     Continuing operations                              $     0.04    $     0.17   $     0.23   $     0.17   $     0.61
     Discontinued operations                                  0.07          0.12         0.14         0.12         0.45
     Extraordinary charge                                    (0.09)                                               (0.09)
-----------------------------------------------------------------------------------------------------------------------
     Basic income per common share                      $     0.02    $     0.29   $     0.37   $     0.29   $     0.97
=======================================================================================================================

   Fully taxable equivalent adjustment (1)              $    6,460    $    7,477   $    7,103   $    7,684   $   28,724
=======================================================================================================================

(1) Viad Payment Services subsidiaries are investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis using a combined tax rate of 39%, revenues and operating income would be higher by the fully taxable equivalent adjustments shown above.
(2) After deducting a $10,642,000 provision for payments previously received pursuant to patent infringement litigation in the second quarter of 1998 as described in Note C.
(3) Includes a provision for payments previously received pursuant to patent infringement litigation of $6,917,000 (after-tax), or $0.07 per diluted and basic share, in the second quarter of 1998; a gain on the sale of GLSI of $15,650,000 (after-tax), or $0.16 per diluted and basic share, in the third quarter of 1998; and a gain on the sale of Jetsave and Crystal Holidays of $4,004,000 (after-tax), or $0.04 per diluted and basic share, in the fourth quarter of 1998 (see Note C). Excluding these items, 1998 diluted income per common share from continuing operations was:
       First Quarter   $   0.08
       Second Quarter      0.25
       Third Quarter       0.29
       Fourth Quarter      0.23
                           ----
       Total           $   0.85
                           ====

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Viad Corp has the responsibility for preparing and assuring the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements were developed using generally accepted accounting principles and appropriate policies, consistently applied. They reflect, where applicable, management's best estimates and judgments and include disclosures and explanations which are relevant to an understanding of the financial affairs of Viad.

Viad's financial statements have been audited by Deloitte & Touche LLP. Management has made available to Deloitte & Touche LLP all of Viad's financial records and related data, and has made appropriate and complete written and oral representations and disclosures in connection with the audit.

Management has established and maintains a system of internal control that it believes provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets and the prevention and detection of fraudulent financial reporting. The system of internal control is believed to provide for appropriate division of responsibilities and is documented by written policies and procedures that are utilized by employees involved in the financial reporting process. Management also recognizes its responsibility for fostering a strong ethical climate. This responsibility is characterized and reflected in Viad's Code of Corporate Conduct, which is communicated to all Viad executives and managers as part of an overall Corporate Compliance Program.

Viad also maintains a comprehensive internal auditing function which independently monitors compliance and assesses the effectiveness of the internal controls and recommends potential improvements thereto. In addition, as part of their audit of Viad's financial statements, the independent auditors review and evaluate selected internal accounting and other controls to establish a basis for reliance thereon in determining the audit tests to be applied. There is close coordination of audit planning and coverage between Viad's internal auditing function and the independent auditors. Management has considered the recommendations of both internal auditing and the independent auditors concerning Viad's system of internal control and has taken actions believed to be cost-effective in the circumstances to implement appropriate recommendations and otherwise enhance controls. Management believes that Viad's system of internal control accomplishes the objectives discussed herein.

The Board of Directors oversees Viad's financial reporting through its Audit Committee. The Audit Committee regularly meets with management and, jointly and separately, with the independent auditors and internal auditing management to review interest rate swap activity, accounting, auditing and financial reporting matters, the effectiveness of the Corporate Compliance Program and during 1998, progress toward Year 2000 compliance.

/s/ RONALD G. NELSON
-------------------------------
Ronald G. Nelson
Vice President -- Finance
and Treasurer


/s/ CATHERINE L. STEVENSON
-------------------------------
Catherine L. Stevenson
Controller

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Viad Corp:

We have audited the accompanying consolidated balance sheets of Viad Corp as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, common stock and other equity and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Viad Corp as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
-------------------------------
Deloitte & Touche LLP
Phoenix, Arizona

February 19, 1999, except for Note D
 regarding the completion of the sale
 of the airline catering business, as
 to which the date is August 23, 1999